                                                                   EXHIBIT 10(z)

                                                                  CONFORMED COPY

                                CREDIT AGREEMENT

                                   relating to
      (i) a multicurrency revolving loan facility of EURO 250,000,000; and
                  (ii) a 364 days facility of EURO 250,000,000

                             dated 24 September 2001


                                 AON CORPORATION
                                  as GUARANTOR

                                       and

                               AON FINANCE LIMITED
                                 AON FRANCE S.A.
                            AON GROEP NEDERLAND B.V.
                                AON HOLDINGS B.V.
                        AON JAUCH & HUBENER HOLDINGS GmbH
                                  AS BORROWERS

                                       and

                                   THE LENDERS

                                       and

                           CITIBANK INTERNATIONAL plc
                                    AS AGENT

                                       and

                     SALOMON BROTHERS INTERNATIONAL LIMITED
                                   AS ARRANGER

                          [LINKLATERS & ALLIANCE LOGO]

                                   LINKLATERS
                                 Ref: PHPS/RICH

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                                TABLE OF CONTENTS

CLAUSE                                                                      PAGE
1      DEFINITIONS AND INTERPRETATION..........................................1

2      FACILITIES.............................................................13

3      PURPOSE................................................................15

4      CONDITIONS PRECEDENT...................................................15

5      REVOLVING CREDIT FACILITY AND 364 DAY FACILITY.........................15

6      ALTERNATIVE CURRENCIES.................................................17

7      INTEREST...............................................................18

8      REPAYMENT, PREPAYMENT, CANCELLATION AND EXTENSION......................21

9      CHANGES IN CIRCUMSTANCES...............................................23

10     PAYMENTS...............................................................26

11     GUARANTEE..............................................................30

12     REPRESENTATIONS AND WARRANTIES.........................................33

13     UNDERTAKINGS...........................................................38

14     FINANCIAL UNDERTAKINGS.................................................42

15     DEFAULT................................................................43

16     SET-OFF................................................................46

17     PRO RATA SHARING.......................................................46

18     THE ARRANGER, THE AGENT AND THE LENDERS................................47

19     FEES AND EXPENSES......................................................51

20     AMENDMENTS AND WAIVERS.................................................53

21     MISCELLANEOUS..........................................................55

22     NOTICES................................................................55

23     ASSIGNMENTS AND TRANSFERS..............................................57

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
24     INDEMNITIES............................................................59

25     LAW AND JURISDICTION...................................................60

SCHEDULE 1 THE LENDERS........................................................62

SCHEDULE 2 CONDITIONS PRECEDENT...............................................63

SCHEDULE 3 DRAWDOWN NOTICE....................................................65

SCHEDULE 4 MANDATORY COST RATE................................................66

SCHEDULE 5 FORM OF TRANSFER CERTIFICATE.......................................68

SCHEDULE 6 FORM OF DEED OF ACCESSION..........................................71

                                     - ii -
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THIS AGREEMENT is made on 24 September 2001

BY:

(1) AON CORPORATION, a company incorporated in the State of Delaware of 123 North Wacker Drive, Chicago, Illinois 60606, USA (the "GUARANTOR");

(2) AON FINANCE LIMITED, a company incorporated in England and Wales with registered number 000777539 ("AON UK");

(3) AON FRANCE S.A., a company incorporated in France with registered number 682019377 RCS NANTERRE ("AON FRANCE");

(4) AON GROEP NEDERLAND B.V., a company incorporated in The Netherlands with a corporate seat in Rotterdam ("AON GROEP");

(5) AON HOLDINGS B.V., a company incorporated in The Netherlands with a corporate seat in Rotterdam ("AON HOLDINGS");

(6) AON JAUCH & HUBENER HOLDINGS GmbH, a company incorporated in Germany with registered number 54969 ("AON DEUTSCHLAND");

(7)     THE LENDERS listed in Schedule 1 (the "LENDERS");

(8) CITIBANK INTERNATIONAL PLC of 336 Strand, London, WC2R 1HB as the Agent (as that term is more particularly defined below); and

(9) SALOMON BROTHERS INTERNATIONAL LIMITED of Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB as Arranger of the facilities made available hereunder (the "ARRANGER").

IT IS AGREED as follows:

1       DEFINITIONS AND INTERPRETATION

1.1     DEFINITIONS

        In this Agreement:

        "ACCOUNTS" means:

        (a) in relation to the Guarantor, its audited consolidated statements of income, stockholders' equity and cash flows; and

        (b) in relation to any other Obligor, its accounts which shall have been audited to the extent required by the law of the jurisdiction of incorporation of such Obligor.

        "ACT" means the Companies Act 1985.

        "ADVANCE" means a Revolving Advance or a 364 Day Advance.

        "AFFILIATE" means, in relation to a person, a Subsidiary or a holding company (as defined in Section 736 of the Act) of that person and any other Subsidiary of that holding company.

        "AGENT" means Citibank International plc in its capacity as agent and trustee for the Lenders and each successor Agent appointed under Clause
        18.12 (REMOVAL AND RESIGNATION OF THE AGENT).

        "AGREED JURISDICTION" means England and Wales, France, The Netherlands and Germany.

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        "ALTERNATIVE CURRENCY" means Sterling, Dollars or any other currency
        (other than euros) which is freely convertible into euros, freely transferable and readily available in the London interbank market.

        "AVAILABLE REVOLVING CREDIT COMMITMENT" means, in relation to a Lender, its Revolving Credit Commitment less the Original Euro Amount of its Participations in the Revolving Advances.

        "AVAILABLE REVOLVING CREDIT FACILITY" means the aggregate of the Available Revolving Credit Commitments of the Lenders.

        "AVAILABLE 364 DAY FACILITY" means the aggregate of the Available 364 Day Commitments of the Lenders.

        "AVAILABLE 364 DAY COMMITMENT" means, in relation to a Lender, its 364 Day Commitment less the Original Euro Amount of its Participations in all 364 Day Advances.

        "BORROWERS" means AON UK, AON France, AON Groep, AON Holdings, AON Deutschland, and any other Group Company that becomes a party to this Agreement pursuant to Clause 2.4 (ADDITIONAL Borrowers) and "BORROWER" shall be construed accordingly.

        "BUSINESS DAY" means a day (other than a Saturday or a Sunday) on which banks are open for general interbank business in London and:

        (a) in relation to a transaction involving an Alternative Currency, the principal financial centre of the country of that Alternative Currency; and

        (b) in relation to a transaction which relates to a payment or rate fixing in euros or other matter relating to euros means a day on which the Trans-European Automated Real-time Gross settlement Express Transfer System (TARGET) is operating.

        "CERTIFIED COPY" means, in relation to a document, a copy of that document bearing the endorsement, or a certificate attached to that document bearing the endorsement "Certified a true, complete and accurate copy of the original, which has not been amended [otherwise than by a document, a Certified Copy of which is attached hereto]", which has been signed and dated by a duly authorised officer of the relevant company and which complies with that endorsement.

        "CHANGE" means the introduction, implementation, repeal, withdrawal or change in, or in the interpretation or application of, (a) any law, regulation, practice or concession, or (b) any directive, requirement, request or guidance (whether or not having the force of law but if not having the force of law, one which applies generally to a class or category of financial institutions of which that Lender (or that company) forms part and compliance with which is in accordance with the general practice of those financial institutions) of the European Community, any central bank or any other fiscal, monetary, regulatory or other similar authority.

        "CHANGE OF CONTROL" means where a person (whether alone or together with any associated person or persons) becomes a beneficial owner of shares in the issued share capital of the Guarantor carrying the right to exercise more than 50 per cent. of the votes exercisable at a general meeting of the Guarantor (for the purposes of this definition, "ASSOCIATED PERSON" means, in relation to any person, a person who is
        (i) "ACTING IN CONCERT" (as defined in the City Code on Takeovers and Mergers) with that person or (ii) a

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        "CONNECTED PERSON" (as defined in Section 839 of the Income and
        Corporation Taxes Act 1988) of that person).

        "CODE" means the US Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "COMMITMENT" means, in relation to a Lender, the aggregate of its Revolving Credit Commitment and its 364 Day Commitment.

        "CONSOLIDATED INTEREST EXPENSE" means ,in relation to a Relevant Period, the consolidated net interest expense and any other finance charges of the Group (for the avoidance of doubt, this definition shall be construed so as to be consistent with US GAAP).

        "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades of businesses (whether or not incorporated) under common control which, together with the Group Companies, are treated as a single employer under Section 414 of the Code and the regulations thereunder.

        "CROSS DEFAULT PROVISION" means a contractual right to demand or accelerate repayment of any Indebtedness of all or any of the Group Companies or to withdraw any commitment to provide finance to all or any of the Group Companies on the occurrence of any event which would entitle any other creditor or creditors of all or any of the Group Companies to demand or accelerate repayment of any Indebtedness of all or any of the Group Companies other than in respect of any mandatory prepayment triggered by a Change of Control or to withdraw any commitment to provide finance (other than where such right arises due to illegality or increased costs) to all or any of the Group Companies (whether or not such other creditor or creditors do so demand, accelerate or withdraw).

        "CSC" means Combined Specialty Corporation, the new subsidiary to be formed by the Guarantor for the purposes of the Demerger.

        "CSC GROUP" means CSC and each of CSC's Subsidiaries.

        "CSC SPIN-OFF" means the distribution of common stock in CSC as a tax-free dividend to the current holders of the Guarantor's common stock.

        "DANGEROUS MATERIALS" means any element or substance, whether consisting of gas, liquid, solid or vapour, identified by any Environmental Law to be, to have been, or to be capable of being or becoming, harmful to mankind or any living organism or damaging to the Environment.

        "DEBT RATING LEVEL" means the Guarantor's senior unsecured long term debt rating by S&P and/or Moody's.

        "DEED OF ACCESSION" means a deed substantially in the form set out in
        Schedule 6 (FORM OF DEED OF ACCESSION).

        "DEFAULT" means any event specified as such in Clause 15.1 (DEFAULT).

        "DEFAULT NOTICE" has the meaning given to that term in Clause 15.2 (ACCELERATION).

        "DEMERGER" means the demerging of the general insurance underwriting business of the Guarantor to form the CSC Group to be effected on the basis set out in the public documents to be issued to the holders of the Guarantor's common stock, including (1) the CSC Spin-Off and (2) the Facilitating Transactions.

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        "DOLLARS" and "$" mean the lawful currency for the time being of US.

        "DORMANT SUBSIDIARY" means, on any given date, a Group Company (a) which has been dormant within the meaning of section 250(3) of the Act for the period of 12 months ending on that date and (b) the value of whose assets do not exceed in aggregate L5,000 (or an equivalent amount in any relevant currency).

        "DRAWDOWN DATE" means the date on which an Advance is made, or is proposed to be made.

        "DRAWDOWN NOTICE" means a notice substantially in the form set out in
        Schedule 3.

        "EBITDA" means, in relation to a Relevant Period, the consolidated net profit of the Group before interest expenses and tax plus any amounts provided for depreciation and amortisation.

        "ENCUMBRANCE" means any mortgage, charge, assignment by way of security, pledge, hypothecation, lien, right of set-off, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or any other security interest of any kind whatsoever.

        "ENVIRONMENT" means all or any of the following media: air (including air within buildings or other structures and whether above or below ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of land); land covered with water; and water (including sea, ground and surface water).

        "ENVIRONMENTAL LAW" means any statutory or common law, treaty, convention, directive or regulation having legal or judicial effect whether of a criminal or civil nature, concerning:

        (a)      pollution or contamination of the Environment;

        (b) harm, whether actual or potential, to mankind and human senses, living organisms and ecological systems;

        (c) the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Dangerous Materials; or

        (d) the emission, leak, release or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Dangerous Material and any matter or thing capable of constituting a nuisance or an actionable tort of any kind in respect of such matters.

        "ERISA" means the US Employee Retirement Income Security Act of 1974, as amended from time to time.

        "EURO", "EUROS" or "EURO" means the single currency of Participating Member States.

        "EURO EQUIVALENT" means, in relation to an amount in an Alternative Currency on the day on which the calculation falls to be made, the amount of euros which could be purchased with that amount of the Alternative Currency using the Agent's spot rate of exchange for the purchase in the London foreign exchange market of euros with the Alternative Currency at or about 11.00 a.m. on the second Business Day before that date.

        "EURIBOR" means, in relation to any Advance or other sum in euros and in respect of a particular Interest Period:

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        (a)      the rate of the offered quotation for deposits in euros for a period comparable to that Interest Period determined by the Banking Federation of the European Union and as displayed on the appropriate page of the Telerate Service (or such other page or service as may replace it for the purpose of displaying offered rates of prime banks for deposits in euros) at or about
                 11.00 a.m. Brussels time on the second Business Day before the first day of that Interest Period; or

        (b) if no such offered quotation appears on the Telerate Service, the arithmetic mean (rounded upwards to 4 decimal places) of the rates per annum (as quoted to the Agent at its request) at which each Reference Bank was offering deposits in euros in an amount comparable with that Advance or other sum, as the case may be, to leading banks in the European interbank market for a period equal to that Interest Period at or about 11.00 a.m. Brussels time on the second Business Day before the first day of that Interest Period.

        "FACILITATING TRANSACTIONS" means all transactions to be entered into in connection with or for the purposes of the proposed internal restructuring of Group Companies in preparation for the CSC Spin-Off.

        "FACILITIES" means the Revolving Credit Facility and the 364 Day Facility; and "FACILITY" shall be construed accordingly.

        "FACILITY PERIOD" means the period starting on the date of this Agreement and ending on the date on which all the obligations and liabilities of the Obligors under the Financing Documents are discharged in full and the Agent and the Lenders have no continuing obligations in relation to the Facilities.

        "FEE LETTER" means the letter dated 10 August 2001 from the Agent to the Guarantor relating to certain fees payable to the Agent and the Arranger by the Guarantor in relation to this Agreement, being described on its face as the "FEE LETTER".

        "FINAL REPAYMENT DATE" means:

        (a) in relation to the Revolving Credit Facility, the fifth anniversary of the date of this Agreement;

        (b) subject to Clause 8.5 (CANCELLATION), in relation to the 364 Day Facility (other than Term Advances), the date falling 364 days from the date of this Agreement; and

        (c) in relation to each Term Advance the first anniversary of the Drawdown Date of the relevant Term Advance.

        "FINANCIAL YEAR" means the twelve month accounting period of the Guarantor in respect of which it prepares Accounts.

        "FINANCING DOCUMENTS" means this Agreement and the Fee Letter and any other document designated as such by the Agent and the Guarantor.

        "GAAP" means, in relation to a company, accounting principles, concepts, bases and policies generally adopted and accepted in the jurisdiction of its incorporation.

        "GROUP" means the Guarantor and each of its Subsidiaries for the time being; and "GROUP COMPANY" means any one of them.

        "GUARANTEED PARTIES" means all and each of the Lenders, the Agent and the Arranger.

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        "INDEBTEDNESS" means, in relation to a person, its obligation (whether present or future, actual or contingent, as principal or surety) for the payment or repayment of money (whether in respect of interest, principal or otherwise) incurred in respect of, but without double counting:

        (a)      moneys borrowed;

        (b) any amount raised by acceptance under any acceptance credit facility;

        (c)      any bond, note, loan stock, debenture or similar instrument;

        (d) any, bill discounting, note purchase, factoring or documentary credit facility;

        (e) any hire purchase agreement, conditional sale agreement or lease, which would be treated as a capital or finance lease in accordance with GAAP;

        (f) any guarantee, bond, stand-by letter of credit or other similar instrument issued in connection with the performance of contracts;

        (g) any interest rate or currency swap agreement or any other hedging or derivatives instrument or agreement which for the purpose of Clause 15.1.7 (CROSS DEFAULT) only shall be the net amount in respect of the same;

        (h) any arrangement entered into primarily as a method of raising finance pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a Group Company (whether following the exercise of an option or otherwise); or

        (i) any guarantee, indemnity or similar insurance against financial loss given in respect of the obligation of any person falling within paragraphs (a) to (g) above inclusive,

        but shall not include moneys which are for the time being owing by any Group Company to any other Group Company.

        "INFORMATION MEMORANDUM" means the information memorandum dated 14 August 2001 and prepared by the Guarantor in connection with this Agreement.

        "INTEREST PERIOD" means each period determined in accordance with Clause 7 (INTEREST) for the purpose of calculating interest on Advances or overdue amounts.

        "LENDER TRANSFEREE" has the meaning given to that term in Clause 23.4.2.

        "LENDERS" means the banks and financial institutions listed in Schedule 1 (THE LENDERS) their respective successors in title and any Lender Transferee.

        "LENDING OFFICE" means the office or offices notified by a Lender to the Agent on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days' written notice) at the office or offices through which that Lender's Commitment is maintained and through which its Participation is made and maintained under this Agreement.

        "LEVEL 1" means a Debt Rating Level of "AA-" or better by S&P or "Aa3" or better by Moody's.

        "LEVEL 2" means a Debt Rating Level of "A-" or better by S&P or "A3" or better by Moody's but excluding any rating which falls within Level 1.

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        "LEVEL 3" means a Debt Rating Level of less than "A-" by S&P or less than "A3" by Moody's.

        "LIBOR" means, in respect of an Advance or other sum in a particular currency and in respect of a particular Interest Period:

        (a) the rate of the offered quotation for deposits in that currency for a period comparable to that Interest Period which appears on the display designated as "Page 3750" or "Page 3740", as appropriate, on the Telerate Service (or such other page or service as may replace it for the purpose of displaying London interbank offered rates of prime banks for deposits in that currency) at or about 11.00 a.m. on the second Business Day before the first day of that Interest Period (or if that currency is Sterling, at or about 11.00 a.m. on the Drawdown
                 Date);

        (b) if no such offered quotation appears on "Page 3750" or "Page 3740", as appropriate, on the Telerate Service, the arithmetic mean (rounded upwards to 4 decimal places) of the rates per annum (as quoted to the Agent at its request) at which each Reference Bank was offering deposits in that currency in an amount comparable with that Advance or other sum, as the case may be, to leading banks in the London interbank market for a period equal to that Interest Period at or about 11.00 a.m. on the second Business Day before the first day of that Interest Period (or if that currency is Sterling, at or about 11.00 a.m. on the Drawdown Date).

        "LONDON BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for general interbank business in London.

        "MAJORITY LENDERS" means a group of Lenders whose Commitments comprise at least 66 2/3 per cent. of the Total Commitments (taking no account, for the purposes of this definition, of the last sentence in Clause 15.2 (ACCELERATION)).

        "MANDATORY COST RATE" means, in relation to a Lender, the rate determined in accordance with Schedule 4 (MANDATORY COST RATE) and expressed as a rate per cent. per annum.

        "MARGIN" means the relevant percentage amount per annum as determined by the provisions set out in Clause 7.2 (MARGIN).

        "MARGIN STOCK" has the meaning assigned to that term under Regulation U.

        "MATERIAL ADVERSE EFFECT" means a material adverse effect on:

        (a) the ability of the Guarantor to comply with its obligations under any Financing Document; or

        (b) the business, assets, condition (financial or otherwise), performance, results of operations, or prospects of the Post-Demerger Group or, if the Guarantor has confirmed or it has notified the holders of Aon common stock or the US Securities and Exchange Commission that the Demerger is not to take place, the Group taken as a whole; or

        (c) the validity or enforceability of the Financing Documents or the rights or remedies of the Agent or the Lenders thereunder.

        "MOODY'S" means Moody's Investor Services, Inc., or any successor thereto.

        "MULTIEMPLOYER PLAN" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Guarantor or any member of the

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        Controlled Group is a party to which more than one employer is obligated to make contributions.

        "NET WORTH" means at any date the consolidated stockholders' equity of the Guarantor and its consolidated Subsidiaries and which shall not include any gains or losses attributed to any foreign exchange transactions entered into by any Group Company (for the avoidance of doubt this definition shall be construed so as to be consistent with US
        GAAP).

        "OBLIGORS" means all and each of the Guarantor and the Borrowers.

        "ORIGINAL EURO AMOUNT" means:

        (a) in relation to an Advance, or a Participation in an Advance, denominated in euros, the amount of that Advance or that Participation, as the case may be; and

        (b) in relation to an Advance, or a Participation in an Advance, denominated in an Alternative Currency, the Euro Equivalent of the amount of that Advance or that Participation, as the case may be, calculated as at the Drawdown Date of that Advance, provided that if all or part of that Advance is not made or is repaid or prepaid, the "Original Euro Amount" of that Advance and of the Participations of the Lenders in that Advance shall be correspondingly reduced.

        "PARTICIPATING MEMBER STATE" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

        "PARTICIPATION" means, in relation to a Lender and an Advance, the part of that Advance made available or to be made available by that Lender and thereafter the part of that Advance owing to that Lender from time to time.

        "PARTY" means a party to this Agreement.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

        "PERMITTED ENCUMBRANCE" means:

        (a) any Encumbrance subsisting under or in connection with this Agreement;

        (b) any right of set-off arising by operation of law or in the ordinary course of trading;

        (c) any retention of title to goods supplied to a Group Company in the ordinary course of its trading activities;

        (d) Encumbrances for taxes, assessments or governmental charges or levies on the assets of a Group Company if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made;

        (e) any lien arising by operation of law in the ordinary course of trading in respect of any obligation which is less than 60 days overdue or which is being contested in good faith and by appropriate means and for which adequate reserves have been made;

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        (f)      Encumbrances arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

        (g) utility easements, building restrictions and such other Encumbrances or charges against real property as are of a nature generally existing with respect to properties of similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Group Companies;

        (h) Encumbrances created by a Group Company over deposits and investments in the ordinary course of such Group Company's insurance and reinsurance trade to comply with the requirements of any regulatory body of insurance or insurance broking business;

        (i) Encumbrances over and limited to the balance of credit balances on bank accounts of Group Companies created in order to facilitate the operation of such bank accounts and other bank accounts of such Group Companies on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes; and

        (j) Encumbrances not otherwise permitted pursuant to paragraphs (a) to (h) above inclusive over assets having an aggregate value, and securing Indebtedness in an aggregate amount, not exceeding an amount equal to 10 per cent. of the Net Worth of the Guarantor (as shown in the Guarantor's most recent Accounts).

        "PLAN" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Guarantor or any member of the Controlled Group may have any liability.

        "POST DEMERGER GROUP" means the Guarantor and each of its Subsidiaries but excluding any member of the CSC Group;

        "POTENTIAL DEFAULT" means an event or omission which, with the giving of any notice, the lapse of time or the satisfaction of any other condition in each case under Clause 15.1 (DEFAULT), would be a Default.

        "QUALIFYING LENDER" means an institution which is a bank for the purposes of section 840 A of the Income and Corporation Taxes Act 1988.

        "QUARTER DATE" means each 31 March, 30 June, 30 September and 31
        December.

        "REFERENCE BANKS" means the principal London offices of Citibank, N.A., The Royal Bank of Scotland plc and Lloyds TSB Bank plc or such other bank or banks as may be agreed between the Agent (acting on the instructions of the Majority Lenders) and the Guarantor.

        "REGULATION "U" or "X" means, respectively, Regulation U or X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board of Governors relating to, as the case may be, (i) reserve requirements applicable to depository institutions or
        (ii) the extension of credit by persons other than banks, brokers and dealers or, by securities brokers and dealers or by banks or, as the case may be, by specified lenders, in each case for the purpose of purchasing or carrying margin stocks applicable to such persons.

        "REPORTABLE EVENT" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

        "RELEVANT PERIOD" means:

        (a)      each financial year of the Guarantor; and

        (b) each period beginning on the first day of the second half of a financial year of the Guarantor and ending on the last day of the first half of its next financial year.

        "RESERVATIONS" means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by-laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Act 1980, the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void, defences of set off or counterclaim and similar principles or any analogous general principles of law under the laws of any other jurisdictions in which relevant obligations have to be performed.

        "REVOLVING ADVANCE" means an advance made or to be made to a Borrower under the Revolving Credit Facility or, as the case may be, the outstanding principal amount of any such advance.

        "REVOLVING CREDIT COMMITMENT" means, in relation to a Lender, the principal amount described as such set opposite its name in Schedule 1 (THE LENDERS) or set out under the heading "Amount of Commitment Transferred" in the schedule to any relevant Transfer Certificate, in each case as reduced or cancelled in accordance with this Agreement.

        "REVOLVING CREDIT COMMITMENT PERIOD" means the period starting on the date of this Agreement and ending on the date falling 1 month before the Final Repayment Date in relation to the Revolving Credit Facility.

        "REVOLVING CREDIT FACILITY" means the multicurrency revolving loan facility referred to in Clause 2.1.1(a).

        "REVOLVING CREDIT FACILITY LIMIT" means, subject to Clause 8.5 (CANCELLATION), EURO 250,000,000.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, or any successor thereto.

        "SINGLE EMPLOYER PLAN" means a Plan subject to Title IV of ERISA maintained by the Guarantor or any member of the Controlled Group for employees of the Guarantor or any member of the Controlled Group, other than a Multiemployer Plan.

        "STERLING" and "L" means the lawful currency for the time being of the United Kingdom.

        "SUBSIDIARY" means a subsidiary within the meaning of section 736 of the Act.

        "SUBSTANTIAL PORTION" assets which (a) represent more than 10 per cent. of the consolidated assets of the Group, as shown in the most recent quarterly consolidated management accounts of the Guarantor delivered to the Agent pursuant to Clause 13.1.2 (MANAGEMENT ACCOUNTS) preceding the date on which such determination is made, or (b) are responsible for more than 10 per cent. of the consolidated net sales or of the net income of the Group for the 12 month period ending on the Quarter Date immediately preceding the date of determination as shown by the relevant quarterly consolidated management accounts delivered to the Agent pursuant to Clause 13.1.2 (MANAGEMENT ACCOUNTS).

        "TAXES" includes all present and future taxes, charges, imposts, duties, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed, together with any penalties, additions, fines, surcharges or interest relating thereto; and "TAX" and "TAXATION" shall be construed accordingly.

        "TERM ADVANCE" means an advance made or to be made to a Borrower under the 364 Day Facility which is to be repaid on the first anniversary of the Drawdown Date of such advance or, as the case may be, the outstanding principal amount of any such advance.

        "TRANSITIONAL SERVICES" means the services to be provided by the Post-Demerger Group to the CSC Group, including but not limited to human resource administration services, IT and telecommunications support and services, payroll, salary and employee benefits services, tax, audit and accounting services, legal services, treasury services (cash investment, foreign exchange, derivatives and hedging), intellectual property licensing, premium financing services, claims administration services and benefits/brokerage consultancy and risk management services.

        "364 DAY ADVANCE" means an advance made or to be made to a Borrower under the 364 Day Facility (which, for the avoidance of doubt, includes a Term Advance) or, as the case may be, the outstanding principal amount of any such advance.

        "364 DAY COMMITMENT" means, in relation to a Lender, the principal amount described as such set opposite its name in Schedule 1 (THE LENDERS) or set out under the heading "Amount of Commitment Transferred" in the schedule to any relevant Transfer Certificate, in each case as reduced or cancelled in accordance with this Agreement.

        "364 DAY COMMITMENT PERIOD" means the period starting on the date of this Agreement and ending on the date falling 364 days after the date of this Agreement.

        "364 DAY FACILITY" means the 364 day facility referred to in Clause 2.1.1(ii).

        "364 DAY FACILITY LIMIT" means, subject to Clause 8.5 (CANCELLATION), EURO 250,000,000.

        "TERMINATION EVENT" means, with respect to a plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Guarantor or any other member of the Controlled Group from such Plan during a plan year in which the Guarantor or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA,
        (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 or ERISA for the termination of or appointment of a trustee to administer, such Plan.

        "TOTAL COMMITMENTS" means the aggregate of the Commitments of the Lenders.

        "TOTAL REVOLVING CREDIT COMMITMENTS" means the aggregate of the Lenders' Revolving Credit Commitments.

        "TOTAL 364 DAY COMMITMENTS" means the aggregate of the Lenders' 364 Day Commitments.

        "TRANSFER CERTIFICATE" means a document substantially in the form set out in Schedule 5 (FORM OF TRANSFER CERTIFICATE).

        "UNFUNDED LIABILITY" means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

        "UK BORROWER" means a Borrower within the charge to UK corporation tax.

        "US" means the United States of America.

        "US LOAN AGREEMENT NUMBER 1" means the credit agreement dated 14 January 1997 as amended on 10 October 1997 among the Guarantor, certain lenders, certain co-agents and The First National Lender of Chicago as agent.

        "US LOAN AGREEMENT NUMBER 2" means the $600,000,000 revolving credit agreement dated 8 October 1998 as amended and restated on 15 September 2000 among the Guarantor, certain lenders and the First National Bank of Chicago as arranger.

        "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or any official body or agency of the European Community, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover Tax replacing or introduced in addition to any of the same.

        "WHOLLY OWNED SUBSIDIARY" means a directly or indirectly wholly-owned subsidiary within the meaning of Section 736 of the Act.

1.2     HEADINGS

        The headings in this Agreement are for convenience only and shall be ignored in construing this Agreement.

1.3     INTERPRETATION

        In this Agreement (unless otherwise provided):

        1.3.1 words importing the singular shall include the plural and vice versa;

        1.3.2 references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement;

        1.3.3 references to any Financing Document or any other document shall be construed as references to that Financing Document or that other document, as amended, varied, novated or supplemented, as the case may be;

        1.3.4 references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

        1.3.5 references to a document being "IN THE AGREED FORM" means that document the form and content of which has been approved by the Agent and the Guarantor and which has endorsed on it the words "IN THE AGREED FORM" and which is initialled by or on behalf of the Agent and the Guarantor;

        1.3.6 references to "ASSETS" shall include revenues and the right to revenues and property and rights of every kind, present, future and contingent and whether tangible or intangible (including uncalled share capital);

        1.3.7 the words "INCLUDING" and "IN PARTICULAR" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

        1.3.8 the words "OTHER" and "OTHERWISE" shall not be construed EJUSDEM GENERIS with any foregoing words where a wider construction is possible;

        1.3.9 references to a "PERSON" shall be construed so as to include that person's assigns, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, unincorporated body of persons or any state or any agency of a state;

        1.3.10 where there is a reference in this Agreement to any amount, limit or threshold specified in euro, in ascertaining whether or not that amount, limit or threshold has been attained, broken or achieved, as the case may be, a non-euro amount shall be counted on the basis of the Euro Equivalent at that time;

        1.3.11 references to liability or liabilities are to be construed to include all liabilities and obligations whether actual, contingent, present or future and whether incurred solely or jointly; and

        1.3.12   references to time are to London time.

1.4     THIRD PARTY RIGHTS

        1.4.1 Unless expressly provided to the contrary in a Financing Document, a person who is not a party to a Financing Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

        1.4.2 Notwithstanding any terms of any Financing Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) under or termination of that Financing Document.

2       FACILITIES

2.1     FACILITIES

        2.1.1 Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers:

                 (i) a multicurrency revolving credit facility in the maximum principal amount of EURO 250,000,000; and

                 (ii) a multicurrency revolving 364 day facility in the maximum principal amount of EURO 250,000,000 with an option to draw Term Advances.

        2.1.2 Subject to Clause 8.2 (MANDATORY PREPAYMENT ON CHANGE OF CONTROL) but notwithstanding any other term of this Agreement:

                 (i) the Original Euro Amounts of all Revolving Advances shall not at any time exceed the Total Revolving Credit Commitments; and

                 (ii) the Original Euro Amounts of all 364 Day Advances shall not at any time exceed the Total 364 Day Commitments.

2.2     OBLIGATIONS SEVERAL

        2.2.1 The obligations of the Arranger, Agent and each Lender under this Agreement are several.

        2.2.2 The failure of the Arranger, Agent or a Lender to carry out its obligations under this Agreement shall not relieve any other Party of any of its obligations under this Agreement.

        2.2.3 None of the Lenders, the Arranger nor the Agent shall be responsible for the obligations of any other Party under this Agreement.

        2.2.4 The obligations of each Borrower under this Agreement are several.

        2.2.5 The failure of any Borrower to carry out its obligations under this Agreement shall not relieve any other Borrower of any of its obligations under this Agreement.

        2.2.6 None of the Borrowers shall be responsible for the obligations of any other Borrower under this Agreement.

2.3     RIGHTS SEVERAL

        2.3.1 The rights of each Lender, the Arranger and the Agent and each Obligor under this Agreement are several. All amounts due, and obligations owed, to each of them are separate and independent debts or, as the case may be, obligations.

        2.3.2 Each Lender, the Arranger and the Agent may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement.

2.4     ADDITIONAL BORROWERS

        2.4.1 The Guarantor may, on giving notice to the Agent, nominate one of its Wholly-Owned Subsidiaries as an additional Borrower which is either:

                 (i)   incorporated in an Agreed Jurisdiction; or

                 (ii) with the Agent's prior consent (acting on the instructions of all of the Lenders) which is incorporated outside an Agreed Jurisdiction.

        2.4.2 A Group Company wishing to become an additional Borrower shall execute and deliver a Deed of Accession to the Agent together with all the documents referred to in the schedule to that Deed of Accession, each in form and substance satisfactory to the Agent. On receiving such documents, the Agent shall execute the relevant Deed of Accession.

        2.4.3 A Group Company shall accede to this Agreement as a Borrower on the Agent counter-signing the relevant Deed of Accession.

        2.4.4 Each Party authorises the Agent to execute on its behalf a Deed of Accession delivered to the Agent in accordance with the terms of this Clause 2.4.

3       PURPOSE

3.1     PURPOSE

        Each Borrower shall use the proceeds of all Advances for its general corporate purposes or refinancing of existing Indebtedness.

3.2     NO MONITORING

        Neither the Agent, the Arranger nor any Lender shall be obliged to investigate or monitor the use or application of the proceeds of the Advances.

4       CONDITIONS PRECEDENT

        Notwithstanding any other provision of this Agreement, none of the Agent and the Lenders shall be under any obligation to make the Facilities available to the Borrowers unless the Agent has notified the Guarantor and the Lenders that it has received all the documents listed in
        Schedule 2 (CONDITIONS PRECEDENT) (in form and content satisfactory to the Agent), which it shall do promptly on receipt of such satisfactory documentation.

5       REVOLVING CREDIT FACILITY AND 364 DAY FACILITY

5.1     UTILISATION OF REVOLVING CREDIT FACILITY AND 364 DAY FACILITY

        5.1.1 Subject to the other terms of this Agreement, Revolving Advances shall be made to any Borrower at any time during the Revolving Credit Commitment Period when requested by that Borrower by means of a Drawdown Notice in accordance with this Clause 5. At the close of business on the last day of the Revolving Credit Commitment Period, the Revolving Credit Facility shall cease to be available for utilisation.

        5.1.2 Subject to the terms of this Agreement, 364 Day Advances (including, for the avoidance of doubt, Term Advances) shall be made to any Borrower at any time during the 364 Day Commitment Period when requested by that Borrower by means of a Drawdown Notice in accordance with this Clause 5.1 At the close of business on the last day of the 364 Day Commitment Period, subject to Clause 8.6 (EXTENSIONS TO 364 DAY COMMITMENT PERIOD), the 364 Day Facility shall cease to be available for utilisation.

5.2     LIMITATIONS ON ADVANCES

        The following limitations apply to Advances:

        5.2.1 the Drawdown Date of a Revolving Advance or a 364 Day Advance shall be a Business Day falling before the end of the Revolving Credit Commitment Period or the 364 Day Commitment Period, as the case may be;

        5.2.2 the principal amount of an Advance denominated in euros shall be:

                 (i) a minimum amount of EURO 10,000,000 and an integral multiple of EURO 1,000,000; or

                 (ii) the amount of the Available Revolving Credit Facility or the Available 364 Day Facility, as the case may be;

        5.2.3 the principal amount of an Advance denominated in an Alternative Currency shall be:

                 (i) in an Original Euro Amount of at least EURO 10,000,000 (and integral multiples of EURO 1,000,000) and a round amount in that currency as the Agent and the relevant Borrower may agree; or

                 (ii) in an Original Euro Amount equal to the Available Revolving Credit Facility or the Available 364 Day Facility, as the case may be;

        5.2.4 no Revolving Advance shall be made if the making of that Revolving Advance would result in the Original Euro Amount of all Revolving Advances exceeding the Revolving Credit Facility Limit;

        5.2.5 no 364 Day Advance shall be made if the making of that 364 Day Advance would result in the Original Euro Amount of all 364 Day Advances exceeding the 364 Day Facility Limit;

        5.2.6    no more than 12 Advances may be outstanding at any one time;
                 and

        5.2.7 in the case of an Advance denominated in an Alternative Currency, the requirements of Clause 6 (ALTERNATIVE CURRENCIES) are met.

5.3     CONDITIONS TO EACH ADVANCE

        5.3.1 Subject to Clause 5.3.2, the obligation of each Lender to make available its Participation in an Advance is subject to the conditions that on the date on which the relevant Drawdown Notice is given and on the Drawdown Date:

                 (i) the representations and warranties in Clause 12 (REPRESENTATIONS AND WARRANTIES) to be repeated on those dates are correct and will be correct immediately after the Advance is made; and

                 (ii) no Default or Potential Default has occurred and is continuing or would occur on the making of the Advance.

        5.3.2 In respect of an Advance to be made for the sole purpose of repaying an outstanding Advance in a matching amount, the Advance shall be made, notwithstanding the occurrence and continuation of a Default or a Potential Default or any of the representations and warranties to be repeated not being correct, unless the Agent shall have served a Default Notice.

5.4     DRAWDOWN NOTICE

        5.4.1 Whenever a Borrower wishes to draw down an Advance, it shall give a duly completed Drawdown Notice to the Agent to be received not later than 12.00 noon on the third Business Day before the Drawdown Date (or in the case of an Advance to be denominated in Sterling, not later than 12.00 noon on the first Business Day before the Drawdown Date).

        5.4.2 A Drawdown Notice for an Advance to be denominated in euros may only be given on a London Business Day.

        5.4.3 A Drawdown Notice shall be irrevocable and the relevant Borrower shall be obliged to borrow in accordance with its terms.

5.5     NOTIFICATION TO LENDERS

        The Agent shall promptly notify each Lender of the details of each Drawdown Notice received by it and the Original Euro Amount of the relevant requested Advance.

5.6     PARTICIPATIONS

        5.6.1 Subject to the terms of this Agreement, each Lender acting through its Lending Office shall make available to the Agent on the Drawdown Date for an Advance an amount equal to its Participation in the amount and currency specified in the Drawdown Notice for that Advance.

        5.6.2    For the purposes of Clause 5.6.1:

                 (i) the Participation of a Lender in a Revolving Advance shall be the proportion of that Revolving Advance equal to the proportion borne by that Lender's Available Revolving Credit Commitment to the Available Revolving Credit Facility on the Drawdown Date of that Revolving Advance; and

                 (ii) the Participation of a Lender in a 364 Day Advance shall be the proportion of that 364 Day Advance equal to the proportion borne by that Lender's Available 364 Day Commitment to the Available 364 Day Facility on the Drawdown Date of that 364 Day Advance.

6       ALTERNATIVE CURRENCIES

6.1     REQUESTS FOR ALTERNATIVE CURRENCY

        A Borrower may request in a Drawdown Notice that an Advance be denominated in an Alternative Currency.

6.2     NO ALTERNATIVE CURRENCY

        If, no later than 10.00 a.m. on the second Business Day before, or in the case of an Advance to be denominated in Sterling no later than 10 a.m. on, the first day of an Interest Period in relation to an Advance which is proposed to be denominated in an Alternative Currency (other than, prior to the Commencement Date, Dollars), a Lender notifies the Agent that:

        6.2.1 for whatever reason it is impracticable for that Lender to fund its Participation in that Advance in the proposed Alternative Currency in the ordinary course of business in the London interbank market; or

        6.2.2 central bank or other governmental authorisation in the country of the proposed Alternative Currency is required to permit its use by that Lender for the making of that Advance and the authorisation has not been obtained or is not in full force and effect or is subject to unacceptable conditions; or

        6.2.3 the use of the proposed Alternative Currency is restricted or prohibited by any request, directive, regulation or guideline of any governmental body, agency, department or regulatory or other authority (whether or not having the force of law) in accordance with which that Lender is accustomed to act, the Agent shall notify the Guarantor and the Lenders by 11.00 a.m. on the same day. In this event, the Guarantor and the Lenders may agree that the Advance shall not be made, provided that in the absence of such agreement by 12.00 noon on the same day, that Lenders Participation in the Advance shall be denominated in euros, there shall be substituted in the definition of "EURIBOR" in Clause 1.1 (DEFINITIONS AND INTERPRETATION) for the time "11.00 a.m." the time "1.00 p.m.", and its participation shall be treated as a separate Advance during that Interest Period.

6.3     EXCHANGE RATE MOVEMENTS

        In relation to each Term Advance drawn in an Alternative Currency, if on the date falling 6 months after the Drawdown Date of such Term Advance the Agent determines that the Euro Equivalent (calculated on that date) of that Term Advance exceeds the Original Euro Amount of that Term Advance by 5 per cent. or more, (all of such excess being hereafter referred to as the "EXCESS AMOUNT") the relevant Borrower shall, within 2 Business Days of receiving the Agent's demand so to do:

        6.3.1 pay to the credit of such blocked account or accounts as the Agent shall stipulate, an amount equal to the Excess Amount; or

        6.3.2 repay an amount of the relevant Term Advance equal to the Excess Amount.

7       INTEREST

7.1     INTEREST RATE

        Interest shall accrue on each Advance from and including the relevant Drawdown Date to but excluding the date the Advance is repaid at the rate determined by the Agent to be the aggregate of:

        7.1.1    the Margin;

        7.1.2    LIBOR or, in relation to any Advance in euro, EURIBOR; and

        7.1.3    the Mandatory Cost Rate.

7.2     MARGIN

        The Margin shall, on any day, in relation to:

        (i) the Revolving Credit Facility be the percentage amount per annum set out in Column B below; and

        (ii) the 364 Day Facility be the percentage amount per annum set out in Column C below,

        in each case, opposite the Debt Rating Level at the opening of business in London on that day set out in Column A below:

                                        COLUMN B                        COLUMN C
         COLUMN A                       REVOLVING CREDIT FACILITY       364 DAY FACILITY
         DEBT RATING LEVEL              MARGIN                          MARGIN
         Level 1                        0.325                           0.275

                                        COLUMN B                        COLUMN C
         COLUMN A                       REVOLVING CREDIT FACILITY       364 DAY FACILITY
         DEBT RATING LEVEL              MARGIN                          MARGIN
         Level 2                        0.375                           0.325
         Level 3                        0.525                           0.425

        provided that if on such day:

                 (i) the Debt Rating Level given by one of S&P or Moody's is Level 1 and by the other of S&P or Moody's is Level 2, Level 1 shall be the Debt Rating Level; or

                 (ii) the Debt Rating Level given by one of S&P or Moody's is Level 2 and by the other of S&P or Moody's is Level 3, Level 2 shall be the Debt Rating Level; or

                 (iii) the Debt Rating given by one of S&P or Moody's is Level 1 and by the other of S&P or Moody's is Level 3, Level 2 shall be the Debt Rating Level.

7.3     INTEREST PERIODS

        7.3.1 Interest payable on each Advance shall be calculated by reference to Interest Periods of 1, 2, 3 or 6 months' duration (or such other Interest Period as the Agent, acting on the instructions of the Lenders, may allow).

        7.3.2 The relevant Borrower shall select an Interest Period for an Advance in the relevant Drawdown Notice. In the case of any subsequent Interest Period for a Term Advance, the relevant Borrower may select an Interest Period for such Term Advance by notice received by the Agent on a London Business Day no later than 12:00 noon 3 Business Days before the commencement of that Interest Period.

        7.3.3 In respect of Term Advances interest shall be calculated by reference to successive Interest Periods. The first Interest Period for a Term Advance shall begin on the Drawdown Date for that Term Advance. Each succeeding Interest Period for that Term Advance shall begin on the last day of the previous Interest Period.

        7.3.4 If a Borrower fails to select an Interest Period for an Advance in accordance with Clause 7.3.2, that Interest Period shall, subject to the other provisions of this Clause 7, be one month.

        7.3.5 If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

        7.3.6 If an Interest Period begins on the last Business Day in a calendar month or on a Business Day for which there is no numerically corresponding day in the calendar month in which that Interest Period is to end, it shall end on the last Business Day in that later calendar month.

        7.3.7 If an Interest Period for an Advance would otherwise extend beyond the Final Repayment Date relating to the Facility under which such Advance is made, it shall be shortened so that it ends on that Final Repayment Date.

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7.4     DEFAULT INTEREST

        7.4.1 If an Obligor fails to pay any amount payable under any Financing Document on the due date, it shall pay default interest on the overdue amount from the due date to the date of actual payment calculated by reference to successive Interest Periods (each of such duration as the Agent may select and the first beginning on the relevant due date) at the rate per annum being the aggregate of (a) 1 per cent. per annum, (b) the Margin, (c) LIBOR or, as the case may be, EURIBOR and (d) the Mandatory Cost Rate.

        7.4.2 So long as the overdue amount remains unpaid, the default interest rate shall be recalculated in accordance with the provisions of this Clause 7.4 on the last day of each such Interest Period and any unpaid interest shall be compounded at the end of each Interest Period.

7.5     CALCULATION AND PAYMENT OF INTEREST

        7.5.1 At the beginning of each Interest Period, the Agent shall notify the Lenders and the relevant Borrower of the duration of the Interest Period and the rate and amount of interest payable for the Interest Period (but in the case of any default interest calculated under Clause 7.4 (DEFAULT INTEREST), any such notification need not be made more frequently than weekly). Each notification shall set out in reasonable detail the basis of computation of the amount of interest payable.

        7.5.2    Interest due from a Borrower under this Agreement shall:

                 (i) accrue from day to day at the rate calculated under this Clause 7;

                 (ii) except as otherwise provided in this Agreement, be paid by the relevant Borrower to the Agent (for the account of the Lenders or the Agent, as the case may be) in arrear on the last day of each Interest Period, provided that for any Interest Period which is longer than 6 months, the relevant Borrower shall pay interest 6 monthly in arrear during that Interest Period;

                 (iii) be calculated on the basis of the actual number of days elapsed and a 360 day year (or a 365 day year in the case of interest on an Advance denominated in Sterling) or, if different, such number of days as is market practice for the relevant currency; and

                 (iv)  be payable both before and after judgment.

7.6     AGENT'S DETERMINATION

        The determination by the Agent of any interest payable under this Clause 7 shall be conclusive and binding on the Borrowers in the absence of manifest error.

7.7     TAUX EFFECTIF GLOBAL

        In order to comply with the provisions of Articles L313-1 and L313-2 of the French consumer code ("CODE DE LA CONSOMMATION"), the effective global rate ("TAUX EFFECTIF GLOBAL") calculated in accordance with the articles referred to above is as set out in a letter dated the date of this Agreement from the Agent to Aon France S.A. in the form of Schedule 7 (FORM OF TEG LETTER).

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8       REPAYMENT, PREPAYMENT, CANCELLATION AND EXTENSION

8.1     REPAYMENT

        8.1.1    Subject to Clause 8.1.2, the relevant Borrower shall repay:

                 (i) each Advance (other than a Term Advance) in full on the last day of the Interest Period relating to that Advance; and

                 (ii) each Term Advance on the Final Repayment Date relating to that Term Advance.

        8.1.2 If all or part of an existing Advance made to a Borrower is to be repaid from the proceeds of all or part of a new Advance denominated in the same currency as that existing Advance to be made to that Borrower, then as between each Lender and that Borrower, the amount to be repaid by that Borrower shall be set off against the amount to be advanced by that Lender in relation to the new Advance and the party to whom the smaller amount is to be paid shall pay to the other party a sum equal to the difference between the two amounts.

8.2     MANDATORY PREPAYMENT ON CHANGE OF CONTROL

        8.2.1 The Guarantor shall by a written notice (a "NOTICE") notify the Agent of a Change of Control no later than the date on which such Change of Control occurs and the Agent, upon receiving the Notice shall promptly notify the Lenders.

        8.2.2 Within 30 days of the date of occurrence of any Change of Control, each Lender shall notify the Agent and the Guarantor whether or not it requires its Participation in all Advances (if any) to be prepaid and its Commitment to be cancelled. If a Lender so notifies the Agent and the Guarantor:

                 (i) as from the date of such notification that Lender's Commitment shall be cancelled; and

                 (ii) within 60 days of the date of occurrence of the Change of Control the aggregate Participations of that Lender in all Advances shall be repaid in full.

        8.2.3 Any mandatory prepayment made under this Clause 8.2 shall be made together with accrued interest on the amount prepaid and any amounts payable under Clause 24.1 (BREAKAGE COSTS INDEMNITY).

8.3     VOLUNTARY PREPAYMENT

        8.3.1 Subject to Clause 8.3.3, any Borrower may, by giving not less than 10 Business Days' prior notice to the Agent, without premium or penalty prepay the whole or any part of any Advance (but if in part, in a minimum amount of EURO 10,000,000 and an integral multiple of EURO 5,000,000).

        8.3.2 Any prepayment under this Clause 8.3 shall be made together with accrued interest on the amount prepaid and any amounts payable under Clause 24.1 (BREAKAGE COSTS INDEMNITY).

        8.3.3 The Borrowers may not prepay all or part of any Advance except as expressly provided in this Agreement.

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8.4     RE-BORROWING OF ADVANCES

        8.4.1 Subject to the terms of this Agreement, any amounts repaid under this Agreement (other than a Term Advance) may be re-borrowed.

        8.4.2 Subject to Clauses 8.6.5 any amount repaid or prepaid in relation to a Term Advance may not be re-borrowed.

8.5     CANCELLATION

        8.5.1 The Guarantor may, by giving the Agent not less than 15 Business Days' prior notice, cancel all or part of the Available Revolving Credit Facility or the Available 364 Day Facility, as the case may be, (but if in part, in a minimum amount of EURO 10,000,000 and an integral multiple of EURO 5,000,000).

        8.5.2 Any notice of cancellation shall be irrevocable and shall specify the date on which the cancellation shall take effect and the amount of the cancellation. The Agent shall promptly notify the Lenders of receipt of any such notice.

        8.5.3 The Borrowers may not borrow any part of a Facility which has been cancelled. Any cancellation shall reduce each Lender's Revolving Credit Commitment or 364 Day Commitment, as the case may be, rateably and shall reduce the Revolving Credit Facility Limit or the 364 Day Facility Limit, as the case may be, by the aggregate amount so cancelled.

        8.5.4 The Borrowers may not cancel all or part of the Facilities except as expressly provided in this Agreement.

8.6     EXTENSIONS TO 364 DAY COMMITMENT PERIOD

        8.6.1 The Guarantor may at any time by notice to the Agent request an extension to the 364 Day Commitment Period, subject to the provisions of this Clause 8.6.

        8.6.2 Upon receipt of any such request, the Lenders shall undertake a full credit assessment of the Obligors. None of the Lenders shall be under any legal or moral obligation to extend the 364 Day Commitment Period. No extension shall be effective unless agreed in writing by the Agent acting on the instructions of all the Lenders.

        8.6.3 If the Guarantor requests an extension during the final sixty days of the 364 Day Commitment Period, each of the Lenders shall, at its absolute discretion, have the option:

                 (i) subject to Clause 8.6.2, to extend the 364 Day Commitment Period for a further period of 364 days from the date on which the 364 Day Commitment Period is then due to expire; or

                 (ii)  to decline such request.

        8.6.4 If the Guarantor requests an extension otherwise than in accordance with Clause 8.6.3, each of the Lenders shall, at its absolute discretion, have the option:

                 (i) subject to Clause 8.6.2 and to the agreement of all of the Lenders to extend the 364 Day Commitment Period for a further period of 364 days from the date on which the Agent gives written notice to the Guarantor of the Lenders' agreement, to extend the 364 Day Commitment Period; or

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                 (ii)  to decline such request, in which event, each Lender may, at or after the time of such request, immediately cancel the undrawn portion of its 364 Day Commitment.

        8.6.5 If the Lenders agree to extend the 364 Day Commitment Period pursuant to this Clause 8.6, any amount in relation to a Term Advance repayable during such extended period may be redrawn as a 364 Day Advance prior to the expiry of such extended period.

9       CHANGES IN CIRCUMSTANCES

9.1     ILLEGALITY

        If, after the date of this Agreement, it becomes illegal for a Lender to maintain its Commitment or to continue to make available or fund its Participation in any Advance, then that Lender shall notify the Agent and the Guarantor and, upon it becoming so illegal:

        9.1.1    the Commitment of that Lender shall be cancelled immediately;
                 and

        9.1.2 the Borrowers shall prepay to the Agent (for the account of that Lender) that Lender's Participation in all Advances (together with accrued interest on the amount prepaid and all other amounts owing to that Lender under this Agreement) within 10 Business Days of demand by that Lender (or, if permitted by the relevant law, on the last day of the Interest Period of the relevant Advances).

        Any such prepayment under paragraph 9.1.2 above shall not be subject to Clause 24.1 (BREAKAGE COSTS INDEMNITY).

9.2     INCREASED COSTS

        9.2.1 If, after the date of this Agreement, a Change occurs which causes an Increased Cost (as defined in Clause 9.2.3) to a Lender (or any company of which that Lender is a Subsidiary) then each relevant Borrower shall pay (as additional interest) to the Agent (for the account of that Lender) within 5 Business Days of demand the amount of such Increased Cost.

        9.2.2 Any demand made under Clause 9.2.1 shall be made by the relevant Lender through the Agent and shall set out in reasonable detail so far as is practicable the basis of computation of the Increased Cost.

        9.2.3    In this Clause 9.2:

                 "INCREASED COST" means any cost to, or reduction in the amount payable to, or reduction in the return on capital or regulatory capital achieved by, a Lender (or any company of which that Lender is a Subsidiary) to the extent that it arises, directly or indirectly, as a result of the Change and is attributable to the Commitment or Participation in any Advance of that Lender or the funding of that Lender's Participation in any Advance including:

                 (i) any Tax Liability (other than Tax on Overall Net Income) incurred by that Lender;

                 (ii) any changes in the basis or timing of Taxation of that Lender in relation to its Commitment or Participation in any Advance or to the funding of that

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                       Lender's Participation in any Advance (other than Tax on
                       Overall Net Income);

                 (iii) the cost to that Lender (or any company of which that
                       Lender is a Subsidiary) of complying with, or the reduction in the amount payable to or reduction in the return on capital or regulatory capital achieved by that Lender (or any company of which that Lender is a Subsidiary) as a result of complying with, any capital adequacy or similar requirements howsoever arising, including as a result of an increase in the amount of capital to be allocated to any Facility or of a change to the weighting of that Lender's Commitment or Participation in any Advance; and

                 (iv) the cost to that Lender of complying with any reserve, cash ratio, special deposit or liquidity requirements (or any other similar requirements).

                 "TAX LIABILITY" means, in respect of any person:

                 (i) any liability or any increase in the liability of that person to make any payment of or in respect of Tax;

                 (ii) the loss of any relief, allowance, deduction or credit in respect of Tax which would otherwise have been available to that person;

                 (iii) the setting off against income, profits or gains or
                       against any Tax liability of any relief, allowance, deduction or credit in respect of Tax which would otherwise have been available to that person; and

                 (iv) the loss or setting off against any Tax liability of a right to repayment of Tax which would otherwise have been available to that person.

                 For the purposes of this definition of "Tax Liability", any question of whether or not any relief, allowance, deduction, credit or right to repayment of Tax has been lost or set off, and if so, the date on which that loss or set-off took place, shall be conclusively determined by the relevant person's auditors.

                 "TAX ON OVERALL NET INCOME" means, in relation to a Lender, Tax (other than Tax deducted or withheld from any payment) imposed on the net profits of that Lender by the jurisdiction in which its Lending Office or its head office is situated.

        9.2.4 A relevant Borrower shall not be obliged to make a payment in respect of an Increased Cost under this Clause 9.2:

                 (i) if and to the extent that the Increased Cost has been compensated for by the payment of an amount in respect of the Mandatory Cost Rate or the operation of Clause 10.9 (GROSSING-UP) or which would have been compensated but for the operation of Clause 10.9.4; or

                 (ii) which is attributable to any breach by a Lender of any law or legally binding requirement of any central bank or other monetary, fiscal or other authority to which it is subject.

        9.2.5 If any Borrower is required to pay any amount to a Lender under this Clause 9.2, then, without prejudice to that obligation and so long as the circumstances giving rise to the relevant Increased Cost are continuing and subject to the Guarantor giving the Agent and that Lender not less than 10 days' prior notice (which shall be irrevocable), the Borrowers may prepay all, but not part, of that Lender's

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                 Participation in the Advances together with accrued interest on the amount prepaid. Any such prepayment shall be subject to Clause 24.1 (BREAKAGE COSTS INDEMNITY) On any such prepayment the Commitment of the relevant Lender shall be automatically cancelled.

        9.2.6 A Lender intending to make a claim pursuant to this Clause 9.2 shall notify the Agent of the event by reason of which it is entitled to do so setting out in reasonable detail the computation of such claim whereupon the Agent shall notify the Guarantor thereof provided that nothing herein shall require such Lender to disclose any confidential information relating to the funding of its obligations hereunder or generally.

9.3     MARKET DISRUPTION

        If, in relation to a proposed Advance and a particular Interest Period:

        9.3.1 there is no relevant offered quotation on the Telerate Service as specified in paragraph (a) of the definition of "LIBOR" or "EURIBOR", as the case may be, in Clause 1.1 (DEFINITIONS AND INTERPRETATION), and the Agent determines that, because of circumstances affecting the London interbank market generally, reasonable and adequate means do not exist for ascertaining "LIBOR" or "EURIBOR", as the case may be, for that Advance for the relevant Interest Period; or

        9.3.2 the Agent has been notified by close of business on the day LIBOR or EURIBOR, as the case may be, is determined, by a group of Lenders whose Commitments together exceed 50 per cent. of the Total Revolving Credit Commitments or, as the case may be, the Total 364 Day Commitments that in their opinion:

                 (i) matching deposits may not be available to them in the London interbank market in the ordinary course of business to fund their Participations in that Advance for that Interest Period; or

                 (ii) the cost to them of obtaining matching deposits in the London interbank market would be in excess of "LIBOR" or "EURIBOR", as the case may be, for the relevant Interest Period,

        the Agent shall promptly notify the Guarantor and the Lenders of that event and that Advance shall not be made. Instead, the Agent and the Guarantor shall immediately enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for calculating the interest rate for the Advance or for funding the Advance (whether in euros or another currency). Any substitute basis agreed by the Agent (with the consent of all the Lenders) and the Guarantor shall take effect in accordance with its terms and be binding on all the Parties.

9.4     MITIGATION

        9.4.1 If any circumstances exist or arise in respect of any Lender or the Agent (including, for the avoidance of doubt, a Lender ceasing to be a Qualifying Lender) which would, or upon the giving of notice would, result in the operation of Clause 9.1 (ILLEGALITY), 9.2 (INCREASED COSTS), 9.3 (MARKET DISRUPTION) or
                 10.9 (GROSSING-UP) to the detriment of any Borrower, then that Lender or, as the case may be, the Agent shall:

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                 (i)   promptly upon becoming aware of those circumstances and
                       their results, notify the Agent (in the case of a Lender) and the Guarantor; and

                 (ii) in consultation with the Agent (in the case of a Lender) and the Guarantor, take reasonable steps to mitigate the effects of those circumstances (including changing its Lending Office or consulting with the Guarantor with a view to transferring some or all of its rights and obligations under this Agreement to another bank or other financial institution acceptable to the Guarantor or producing or filing any claim, notification or information as may reasonably be required in order to establish the availability of any exemption or entitlement to refund in respect of the circumstances in question) in a manner which will avoid the circumstances in question and on terms acceptable to the Agent, the Guarantor and as the case may require, that Lender, provided that no Lender or the Agent shall be obliged to take any steps which in its opinion would have an adverse effect on its business or financial condition or the management of its Tax affairs or cause it to incur any material costs or expenses.

        9.4.2 Nothing in this Clause 9.4 shall limit, reduce, affect or otherwise qualify the rights of any Lender or the obligations of the Guarantor under Clauses 9.1 (ILLEGALITY), 9.2 (INCREASED COSTS), 9.3 (MARKET DISRUPTION) and 10.9 (GROSSING-UP).

9.5     CERTIFICATES

        The certificate or notification of the Agent or, as the case may be, the relevant Lender as to any of the matters referred to in this Clause 9 shall be in reasonable detail and shall be conclusive and binding on the Borrowers except for any manifest error.

10      PAYMENTS

10.1    PLACE AND TIME

        All payments by the Obligors or a Lender under this Agreement shall be made to the Agent to its account at such office or bank in the principal financial centre of the country of the currency concerned (or, in the case of euros, London) at such time as the Agent may notify to the Obligors or the Lenders for this purpose.

10.2    FUNDS

        All payments to the Agent under this Agreement shall be made for value on the due date in freely transferable and readily available funds.

10.3    DISTRIBUTION

        10.3.1 Each payment received by the Agent under this Agreement for another Party shall, subject to Clauses 10.3.2 and 10.3.3, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency (or, in the case of euros, in the principal financial centre of such of the Participating Member States or London as the Agent may reasonably specify) as it may notify to the Agent for this purpose by not less than 5 London Business Days' prior notice.

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        10.3.2   The Agent may apply any amount received by it for a Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

        10.3.3 Where a sum is to be paid to the Agent under this Agreement for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall immediately on demand by the Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

        10.3.4 Notwithstanding the provisions of this Clause 10.3, the Agent shall not be liable to any Obligor or any Lender for the failure, or the consequences of any failure, of any euro cross-border payment system to effect same-day settlement to an account of any Obligor or any Lender.

10.4    BUSINESS DAYS

        If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

10.5    CURRENCY

        In this Agreement,

        10.5.1 all payments by a Borrower in respect of an Advance, whether of interest or principal, shall be made in the currency (or the denomination of the currency) in which that Advance is denominated;

        10.5.2 all payments relating to costs, losses, expenses or Taxes shall be made in the currency in which the relevant costs, losses, expenses or Taxes were incurred; and

        10.5.3 any other amount payable under this Agreement shall, except as otherwise provided, be made in euros.

10.6    ACCOUNTS AS EVIDENCE

        Each Lender shall maintain in accordance with its usual practice an account which shall, as between the Borrowers and that Lender, be PRIMA FACIE evidence of the amounts from time to time advanced by, owing to, paid and repaid to that Lender under this Agreement.

10.7    PARTIAL PAYMENTS

        10.7.1 If the Agent receives a payment from or on behalf of an Obligor insufficient to discharge all the amounts then due and payable by that Obligor under this Agreement, the Agent shall apply that payment towards the obligations of that Obligor under this Agreement in the following order:

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                 (i)   first, in or towards payment of any unpaid costs and
                       expenses of the Agent under this Agreement;

                 (ii) second, in or towards payment pro rata of any accrued interest due by that Obligor but unpaid under this Agreement;

                 (iii) third, in or towards payment pro rata of any principal due by that Obligor but unpaid under this Agreement; and

                 (iv) fourth, in or towards payment pro rata of any other sum due by that Obligor but unpaid under the Financing Documents.

        10.7.2 The Agent shall, if so directed by all the Lenders, vary the order set out in Clauses 10.7.1(ii) to (iv).

        10.7.3 Clauses 10.7.1 and 10.7.2 shall override any appropriation made by any Borrower.

10.8    SET-OFF AND COUNTERCLAIM

        All payments by any Obligor under this Agreement shall be made without set-off or counterclaim.

10.9    GROSSING-UP

        10.9.1 Subject to Clause 10.9.2, all sums payable to the Agent, the Arranger, or any Lender pursuant to or in connection with any Financing Document shall be paid in full free and clear of all deductions or withholdings whatsoever except only as may be required by law.

        10.9.2 If any deduction or withholding is required by law in respect of any payment due from an Obligor to the Agent or any Lender pursuant to or in connection with any Financing Document that Obligor shall:

                 (i) promptly, on becoming aware that it must make a tax deduction (or if there is any change in the rate or the basis of a tax deduction), notify the Agent accordingly (if the Agent receives such notification from a Lender it shall notify that Obligor);

                 (ii) ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor;

                 (iii) pay, or procure the payment of, the full amount deducted or withheld to the relevant Taxation or other authority in accordance with the applicable law;

                 (iv) increase the payment in respect of which the deduction or withholding is required so that the net amount received by the payee (which expression when used in this Clause
                       10.9.2 shall mean the Agent or any Lender) after the deduction or withholding (and after taking account of any further deduction or withholding which is required to be made as a consequence of the increase) shall be equal to the amount which the payee would have been entitled to receive in the absence of any requirement to make any deduction or withholding; and

                 (v) promptly deliver or procure the delivery to the relative payee of receipts evidencing each deduction or withholding which has been made.

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        10.9.3   If the Agent is obliged to make any deduction or withholding from any payment to any Lender (an "AGENCY PAYMENT") which represents an amount or amounts received by the Agent from an Obligor under this Agreement:

                 (i) that Obligor shall pay directly to that Lender such sum (an "AGENCY COMPENSATING SUM") as shall, after taking into account any deduction or withholding which that Obligor is obliged to make from the agency compensating sum, enable that Lender to receive, on the due date for payment of the agency payment, an amount equal to the agency payment which that Lender would have received in the absence of any obligation to make any deduction or withholding; and

                 (ii) the Agent shall use its reasonable endeavours to take the action referred to in Clauses 10.9.2 (ii), (iii) and (v).

        10.9.4 An Obligor shall not be required to pay an additional amount under this Clause 10.9 to the extent that the payment in respect of which the deduction or withholding is required is a payment of interest on a Participation in an Advance and that deduction or withholding is required on account of United Kingdom Tax and:

                 (i) at the time that Participation was made, the Lender making that Participation was not a Qualifying Lender otherwise than as a consequence of a Change occurring after the date of this Agreement (and the obligation to deduct or withhold would not have arisen if that Participation had been made by a Qualifying Lender; or

                 (ii) at the time when the interest is paid, the Lender for whose account it is paid is not beneficially entitled to it, or, being beneficially entitled to it, the Lender is not within the charge to United Kingdom corporation tax otherwise than as a consequence of a Change occurring after the date of this Agreement (and the obligation to deduct or withhold would not have arisen if the Lender had been beneficially entitled to the interest and had been within the charge to United Kingdom corporation tax as respects it).

        10.9.5 any Lender determines, in its absolute discretion, that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which an Obligor has made an increased payment or paid an agency compensating sum under this Clause 10.9, that Lender shall, provided that the Agent and each Lender have received all amounts which are then due and payable by that Obligor under this Agreement, pay to that Obligor (to the extent that that Lender can do so without prejudicing the amount of the benefit or repayment and the right of that Lender to obtain any other benefit, relief or allowance which may be available to it) such amount, if any, as that Lender, in its absolute discretion shall determine, will leave that Lender in no worse position than it would have been in if the deduction or withholding had not been required, provided that:

                 (i) each Lender shall have an absolute discretion to time at which and the order and manner in which it realises or utilises any Tax benefit and shall not be obliged to arrange its business or its Tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit;

                 (ii) no Lender shall be obliged to disclose any information regarding its business, Tax affairs or Tax computations;

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                 (iii) if a Lender has made a payment to an Obligor pursuant to the this Clause 10.9.5 on account of any Tax benefit and it subsequently transpires that that Lender did not receive that Tax benefit, or received a lesser Tax benefit, that Obligor shall, on demand, pay to that Lender such sum as that Lender may determine as being necessary to restore its after tax position to that which it would have been had no adjustment under this Clause
                       10.9.5 been made. Any sums payable by that Obligor to a Lender under this Clause 10.9.5 shall be subject to Clause 19.7 (INDEMNITY PAYMENTS).

        10.9.6   No Lender shall be obliged to make any payment under Clause
                 10.9.5 if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

        10.9.7 If an Obligor is required to make an increased payment for the account of a Lender under Clause 10.9.2, then, without prejudice to that obligation and so long as such requirement exists and subject to the Guarantor giving the Agent and that Lender not less than 10 days' prior notice (which shall be irrevocable), the Borrowers may prepay all, but not part, of that Lender's Participation in the Advances together with accrued interest on the amount prepaid. Any such prepayment shall be subject to Clause 24.1 (BREAKAGE COSTS INDEMNITY). On any such prepayment the Commitment of the relevant Lender shall be automatically cancelled.

10.10   LENDER CONFIRMATION

        10.10.1 Each Lender warrants and represents that, as at the date of this Agreement in relation to Advances to be made to a UK Borrower, acting through its relevant Lending Office, it is a Qualifying Lender.

        10.10.2 Each Lender confirms that, if a Borrower requests that Lender to complete any form or certificate, or to take any other related action which would enable any deduction or withholding on payments made by such Borrower to such Lender to be reduced from the amount of deduction or withholding which it would otherwise be required by law to make, and the completion of such form or certificate or the carrying out of such action would not, in the relevant Lender's opinion, prejudice its business affairs, such Lender shall complete such form or certificate or carry out such action promptly on it receiving the relevant Borrower's written request so to do.

        10.10.3 Each Lender confirms that, in respect of its Participation in any Advance to a UK Borrower, if it ceases to be a Qualifying Lender on or before the date when the Advance is made to the relevant Borrower, or at any time is not beneficially entitled to the interest received from such Borrower, or being beneficially entitled to the interest, at any time is not within the charge to UK corporation tax in respect of such interest (in each case, for whatever reason), it shall promptly notify the relevant Borrower, in writing of its change in status.

11      GUARANTEE

11.1    GUARANTEE

        Subject to and with the benefit of the provisions in Clause 11.2 (GUARANTEE PROVISIONS), the Guarantor hereby guarantees to the Guaranteed Parties that it shall on demand pay in the

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        currency in which the same falls due for payment under the terms of this
        Agreement, all moneys which are now or at any time hereafter shall have become due or owing by any of the Borrowers to any or all of the Guaranteed Parties pursuant to this Agreement.

11.2    GUARANTEE PROVISIONS

        11.2.1 The guarantee (the "GUARANTEE") given pursuant to this Clause 11 is a continuing security and shall remain in full force and effect until all moneys, obligations and liabilities referred to in Clause 11.1 (GUARANTEE) have been paid, discharged or satisfied in full notwithstanding the liquidation or other incapacity or any change in the constitution of any of the Obligors or in the name and style of any of them or any settlement of account or other matter whatsoever.

        11.2.2 This Guarantee is in addition to and shall not merge with or otherwise prejudice or affect or be prejudiced by any other right, remedy, guarantee, indemnity or security and may be enforced without first having recourse to the same or any other bill, note, mortgage, charge, pledge or lien now or hereafter held by or available to any Guaranteed Party.

        11.2.3 Notwithstanding that this Guarantee ceases to be continuing for any reason whatever any of the Guaranteed Parties may continue any accounts of any of the Borrowers or open one or more new accounts and the liability of the Guarantor hereunder shall not be reduced or affected by any subsequent transactions or receipts or payments into or out of any such accounts.

        11.2.4 If any purported obligation or liability of any Borrower under this Agreement is not or ceases to be valid or enforceable on any ground whatsoever whether or not known to any Guaranteed Party including but not limited to any defect in or want of powers of any Borrower or irregular exercise thereof or lack of authority by any person purporting to act on behalf of any Borrower or any legal or other limitation (whether under the Limitation Act 1980 or otherwise), disability, incapacity or any change in the constitution of or any amalgamation, reconstruction or liquidation of any Borrower, the Guarantor shall nevertheless be liable to the Guaranteed Parties in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof. The Guarantor hereby agrees to keep the Guaranteed Parties fully indemnified in the currency in which such purported obligation or liability arose against all damages, losses, costs and expenses arising from any failure of any Borrower to carry out any such purported obligation or liability.

        11.2.5 The liability of the Guarantor shall not be affected nor shall this Guarantee be discharged or diminished by reason of:

                 (i) any present or future bill, note, guarantee, indemnity, mortgage, charge, pledge, lien or other security or right or remedy held by or available to all or any of the Guaranteed Parties being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by all or any of the Guaranteed Parties from time to time dealing with, exchanging, varying, realising, releasing or failing to perfect or enforce any of the same; or

                 (ii) all or any of the Guaranteed Parties compounding with, discharging, releasing or varying the liability of or granting any time, indulgence or concession to any Borrower or any other person or renewing, determining,

                                     - 31 -
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                       varying or increasing any bill, promissory note or other
                       negotiable instrument, accommodation, facility or transaction in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from a principal debtor or any other person; or

                 (iii) any act or omission which would not have discharged or affected the liability of the Guarantor had it been a principal debtor instead of guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

        11.2.6 The Guarantor warrants to the Guaranteed Parties that it has not taken or received and undertakes not to take or receive the benefit of any security from any Borrower in connection with this Guarantee. If any such security is taken or the Guarantor receives the benefit of the same the Guarantor declares that such security and all moneys at any time received in respect thereof shall be held on trust for the Guaranteed Parties to be applied in discharge of the liabilities of the Guarantor to the Guaranteed Parties under this Agreement.

        11.2.7 Until all amounts owing under this Agreement have been paid, discharged or satisfied in full, the Guarantor waives all rights of subrogation and indemnity against any Borrower and agrees not to share in any security held or moneys received by any Guaranteed Party on account of such liabilities or, unless so instructed by the Agent, (acting on the instructions of the Majority Lenders) to claim or prove in competition with any Guaranteed Party in the liquidation of any Borrower in respect of any moneys paid by the Guarantor to any Guaranteed Party hereunder. If the Guarantor receives any payment or other benefit or exercises any set-off or counterclaim or otherwise acts in breach of this Clause anything so received and any benefit derived directly or indirectly by the Guarantor therefrom shall be held in trust for the Guaranteed Parties to be applied in discharge of the liability of the Guarantor to the Guaranteed Parties hereunder.

        11.2.8 Any money received in connection with this Guarantee may be placed to the credit of a suspense account with a view to preserving the rights of the Guaranteed Parties to prove for the whole of their claims against any Borrower or any other person liable or may be applied by the Guaranteed Parties in or towards satisfaction of such of the moneys, obligations or liabilities of the relevant Borrower hereby guaranteed as the relevant Guaranteed Party in its absolute discretion may from time to time conclusively determine.

        11.2.9 If this Guarantee is determined or called in by demand made by the Agent, then the Guaranteed Parties may open a new account or accounts with any Borrower. If the Guaranteed Parties do not open a new account or accounts they shall nevertheless be treated as if they had done so at the time of determination or calling in and as from that time all payments made to the Guaranteed Parties shall be credited or be treated as having been credited to the new account or accounts and shall not operate to reduce the amount for which this guarantee is available as security at that time.

        11.2.10 Any release, discharge or settlement between the Guarantor and the Guaranteed Parties shall be conditional upon no security disposition or payment to any of the Guaranteed Parties by any Borrower or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy,

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                 liquidation or insolvency or for any reason whatever and if such condition shall not be fulfilled the Guaranteed Parties shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

        11.2.11 The Guaranteed Parties shall not be obliged before taking steps to enforce this Guarantee:

                 (i) to take action or obtain judgment in any court against any Borrower or any other person;

                 (ii) to make or file any claim in a bankruptcy or liquidation of any Borrower or any other person; or

                 (iii) to make, enforce or seek to enforce any claim against any
                       Borrower or any other person under any security or other document, agreement or arrangement.

12      REPRESENTATIONS AND WARRANTIES

12.1    REPRESENTATIONS AND WARRANTIES

        The Guarantor represents and warrants to each Lender and the Agent that:

        12.1.1 STATUS: It is a US corporation duly formed and in good standing under the laws of the jurisdiction of its place of incorporation, and each other Group Company is a limited company duly incorporated under the laws of the jurisdiction of the place of its incorporation, and it possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets except in the case of any Group Company which is not an Obligor, where failure to possess such capacity or to have such power could not reasonably be expected to have a Material Adverse Effect.

        12.1.2 POWERS AND AUTHORITY: Each Obligor has power to execute, deliver and perform its obligations under the Financing Documents and to carry out the transactions contemplated by those documents and all necessary corporate, shareholder and other action has been or will be taken to authorise the execution, delivery and performance of the same.

        12.1.3 BINDING OBLIGATIONS: Subject to the Reservations, the obligations of each Obligor under the Financing Documents constitute its legal, valid, binding and enforceable obligations.

        12.1.4 CONTRAVENTIONS: The execution, delivery and performance by each Obligor of the Financing Documents does not:

                 (i) contravene any applicable law or regulation (including Regulations U and X) or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it (for the avoidance of doubt, the Guarantor is not representing or warranting compliance by the Lenders of Regulation U);

                 (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any licence or other authorisation to which it is subject or by which it or any

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                       of its property is bound to the extent that, in any case,
                       the same has or could reasonably be expected to have, a Material Adverse Effect; or

                 (iii) contravene or conflict with the provisions of its
                       constitutional documents.

        12.1.5 NO DEFAULT: No Default has occurred or is continuing on the date of this Agreement.

        12.1.6 NO BREACH: No Group Company is in breach of, or in default under, any agreement to which it is a party or which is binding on it or any of its assets, in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

        12.1.7 LITIGATION: No action, litigation, arbitration, administrative proceeding or governmental inquiry has been commenced or is pending, or, to the knowledge of their officers, threatened, against any Group Company or its assets which, if decided adversely, could reasonably be expected to have a Material Adverse Effect.

        12.1.8   ACCOUNTS:

                 (i) Each of the latest Accounts required to be delivered under Clause 13.1.1 (ACCOUNTS) is prepared in accordance with GAAP and fairly presents the financial position of the relevant company as at the date of such Accounts and the results of its operations and its cash flows for the annual period ended on such date; and

                 (ii) Each of the latest unaudited quarterly consolidated statements of income, stockholders' equity and cash flows of the Guarantor delivered under Clause 13.1.2 (QUARTERLY FINANCIAL STATEMENTS) fairly presents the consolidated financial position of the Guarantor as at the date of such quarterly financial statements and the consolidated results of operations and cash flows for the relevant quarterly period, subject to normal year-end audit adjustments and the absence of footnotes.

        12.1.9 ENCUMBRANCES: No Encumbrance other than a Permitted Encumbrance exists over all or any part of the assets of any Group Company.

        12.1.10 NO ENCUMBRANCES CREATED: The execution of the Financing Documents by each Obligor and the exercise of each of their respective rights and the performance of each of their respective obligations under the Financing Documents will not result in the creation of, or any obligation to create, any Encumbrance over or in respect of any of their assets.

        12.1.11 AUTHORISATIONS: All applicable authorisations, approvals, licences, consents, filings, registrations, payments of duties or taxes and notarisations required:

                 (i) for the conduct of the business, trade and ordinary activities of each Group Company or the ownership of their respective assets (except to the extent that failure to make pay or obtain the same could not reasonably be expected to have a Material Adverse Effect);

                 (ii) for the performance and discharge of the obligations of each Obligor under the Financing Documents to which it is a party; and

                 (iii) in connection with the execution, delivery, validity and, subject to the Reservations, enforceability or admissibility in evidence of the Financing Documents,

                 are in full force and effect.

        12.1.12 COMPLIANCE WITH LAWS: Each Group Company has complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any government or any body or agency thereof, having jurisdiction over the conduct of its business or the ownership of its assets, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

        12.1.13 NO MATERIAL ADVERSE CHANGE: Since 31 December 2000, no event has occurred which has had, or could be reasonably expected to have, a Material Adverse Effect.

        12.1.14 TAXES: Each Group Company has complied in all material respects with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes which could reasonably be expected to have a Material Adverse Effect except for assessments in relation to the ordinary course of its business or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest Accounts or other information delivered to the Agent under this Agreement.

        12.1.15  ERISA:

                 (i) The Unfunded Liability of all Single Employer Plans does not in the aggregate exceed US$85,000,000;

                 (ii) neither the Guarantor nor any other member of the Controlled Group maintains, or is obliged to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan;

                 (iii) each Plan complies with all applicable requirements of law and regulations;

                 (iv) neither the Guarantor nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan;

                 (v) there are no pending or, to the knowledge of the Guarantor, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Guarantor or any member of the Controlled Group with respect to a Plan;

                 (vi) neither the Guarantor nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such person to any liability;

                 (vii) within the last five years neither the Guarantor nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group; and

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                 (viii) no Termination Event has occurred or is reasonably
                        expected to occur with respect to any Plan which is subject to Title IV of ERISA,

                 provided that the representation and warranty contained in this Clause 12.1.15 shall only be breached if the circumstances relating to any actual breach have or could reasonably be expected to have, a Material Adverse Effect.

        12.1.16  FEDERAL RESERVE REGULATIONS:

                 No part of the proceeds of any Advance will be used, directly or indirectly, to purchase or carry any Margin Stock within the meaning of Regulation U.

        12.1.17 INVESTMENT COMPANY AND PUBLIC UTILITY HOLDING COMPANY: No Group Company is, or after giving effect to any Advance will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the US Investment Company Act of 1940 and the Guarantor is not subject to regulation under the US Public Utility Holding Company Act of 1935.

        12.1.18  OWNERSHIP OF PROPERTIES:

                 (i) Each Group Company has a subsisting leasehold or freehold interest in, or good and marketable title, free of all Encumbrances, other than Permitted Encumbrances, to all of the properties and assets reflected in the Accounts as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business, or as required by or in connection with the Demerger provided that such sale, transfer or other disposal in connection with the Demerger would not have a Material Adverse Effect, since the date thereof; and

                 (ii) the relevant Group Companies own or possess rights to use all licences, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as heretofore conducted, and no such licence, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for proceedings and challenges which could not reasonably be expected to have a Material Adverse Effect.

        12.1.19 MATERIAL AGREEMENTS: No Group Company is a party to any agreement or instrument or subject to any corporate restriction which could reasonably be expected to have a Material Adverse Effect or which restricts or imposes conditions upon the ability of any Group Company to (i) pay dividends or make other distributions on its issued share capital, (ii) make loans or advances to the Guarantor or (iii) repay loans or advances from the Guarantor where, in the cases of (i), (ii) and (iii), such restriction or imposition has or could reasonably be expected to have a material adverse effect on the ability of the Guarantor to comply with its payment obligations under the Financing Documents.

        12.1.20 ENVIRONMENTAL: Each Group Company has and has at all times complied with all applicable Environmental Law, non-compliance with which could reasonably be expected to have a Material Adverse Effect, every consent, authorisation, licence or approval required under or pursuant to any Environmental Law by each Group Company in connection with the conduct of its business and the ownership, use, exploitation or occupation of its assets the absence or lack of which could reasonably be expected to have a Material Adverse Effect, has been obtained and is in full force and effect, there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same which default could reasonably be expected to have a Material Adverse Effect, and no circumstances have arisen (i) which would entitle any person to revoke, suspend, amend, vary, withdraw or refuse to amend any of the same or (ii) which might give rise to a claim against any Group Company which could reasonably be expected to have a Material Adverse Effect having regard to the cost to that Group Company of meeting such a claim.

        12.1.21 INSURANCE: The Group as a whole maintains, with financially sound and reputable insurance companies, insurance on its assets in such amounts and covering such risks as is consistent with sound business practice.

        12.1.22 INSURANCE LICENCES: No material licence, permit or authorisation of any Group Company to engage in the business of insurance or insurance-related activities is the subject of a proceeding for suspension or revocation, except where such suspension or revocation would not individually or, when aggregated, have a Material Adverse Effect.

        12.1.23  DISCLOSURE:

                 (i) None of the written information, exhibits or reports furnished by any Group Company to the Agent or to any Lender in connection with the negotiation of the Financing Documents or representations or warranties of any Group Company contained in the Financing Documents, or any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of any Group Company for use in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; and

                 (ii) as of the date hereof, there is no fact known to the Guarantor (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other information, documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

        12.1.24 INFORMATION MEMORANDUM: The factual information contained in the Information Memorandum was, at the date of the Information Memorandum, true and accurate in all material respects and not misleading in any material respect, there are no other facts the omission of which would make any fact or statement in the Information Memorandum misleading in any material respect and nothing has occurred which would render any fact or statement in the Information Memorandum untrue or misleading in any material respect.

12.2    REPETITION

        The representations and warranties in Clause 12.1 (REPRESENTATIONS AND WARRANTIES) shall survive the execution of this Agreement and shall be deemed to be repeated by the Guarantor:

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        12.2.1   on the first Drawdown Date; and

        12.2.2 (other than those made under Clause 12.1.5 (NO DEFAULT), 12.1.9 (ENCUMBRANCES), 12.1.10 (NO ENCUMBRANCES CREATED) 12.1.11 (AUTHORISATIONS), 12.1.13 (NO MATERIAL ADVERSE CHANGE), 12.1.14 (TAXES), 12.1.20 (ENVIRONMENTAL), 12.1.21 (INSURANCES), 12.1.23
                 (DISCLOSURE) and 12.1.24 (INFORMATION PACKAGE) inclusive) on
                 (i) each other Drawdown Date, and (ii) the first day of each Interest Period for each Term Advance,

        in each case, as if made with reference to the facts and circumstances existing at that time.

13      UNDERTAKINGS

13.1    INFORMATION UNDERTAKINGS

        The Guarantor undertakes that during the Facility Period it shall, unless the Agent (acting on the instructions of the Majority Lenders) otherwise agrees:

        13.1.1 ACCOUNTS: As soon as the same become available (and in any event, in the case of the Guarantor, within 90 days after the end of each of its Financial Years and, in the case of each other Obligor, within the time limit provided by law for the filing of the relevant Accounts), deliver to the Agent in sufficient copies for all the Lenders the Accounts of each Obligor for each such Financial Year together with, where appropriate, a copy of the management letter (if any) addressed by the auditors to the directors of the relevant Obligor in connection with its auditing of the relevant Accounts as soon as reasonably practicable after receipt of the letter by such Obligor.

        13.1.2 QUARTERLY FINANCIAL STATEMENTS: As soon as the same become available (and in any event within 45 days after the end of each consecutive period of 3 months ending on 31 March, 30 June or 30 September during each of its Financial Years) deliver to the Agent in sufficient copies for all the Lenders, unaudited consolidated quarterly statements of income, stockholders' equity and cash flows of the Guarantor as at the end of, and for the quarterly period ending on, such quarterly financial date certified by the chief financial officer of the Guarantor as fairly presenting the consolidated financial position of the Guarantor as at, and for the quarterly period ending on, such quarterly financial date, subject to normal year-end audit adjustments and the absence of footnotes.

        13.1.3   PLANS:

                 (i) In any event no later than the date on which the IRS Form 5500 is filed (or required to be filed, without regard to extensions for time to file) for the Plan, deliver a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA; and

                 (ii) as soon as possible and in any event within 10 days after the Guarantor knows that any Termination Event has occurred with respect to any Plan, deliver a statement, signed by the chief financial officer of the Guarantor, describing such Termination Event and the action which the Guarantor proposes to take with respect thereto.

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        13.1.4   SHAREHOLDERS' DOCUMENTS: Deliver to the Agent in sufficient copies for all the Lenders all documents despatched by it to its shareholders or its creditors generally at the same time as they are despatched.

        13.1.5 SECURITIES AND EXCHANGE COMMISSION: At the same time as they are filed, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Group Company files with the US Securities and Exchange Commission other than Form S-8 (or successor forms) registration statements and other registration statements or reports relating to employee stock programs.

        13.1.6 COMPLIANCE CERTIFICATES: When delivering its Accounts and management accounts pursuant to Clauses 13.1.1 (ACCOUNTS) and
                 13.1.2 (MANAGEMENT ACCOUNTS), deliver to the Agent a certificate signed by the chief financial officer or vice-president or controller of the Guarantor showing calculations as to compliance with Clause 14 (FINANCIAL UNDERTAKINGS) and certifying that no Default or Potential Default is outstanding or, if a Default or Potential Default is outstanding, specifying the Default or Potential Default and the steps, if any, being taken to remedy it provided that, in relation to any certificate delivered together with the Guarantors' Accounts, such certificate shall include a certification from the auditors of the Guarantor as to the matters set out in such certificate.

        13.1.7 INFORMATION ON REQUEST: Promptly following the Agent's request, supply to the Agent such information, documents and records in relation to the business, condition, operations and prospects of any Group Company as the Agent may from time to time reasonably require.

        13.1.8 GAAP: Ensure that all Accounts and other financial information submitted to the Agent have been prepared in accordance with GAAP.

        13.1.9 DEFAULT, LITIGATION, ETC: Promptly, upon becoming aware of the same, notify the Agent of:

                 (i)   any Default or Potential Default;

                 (ii) litigation, arbitration or administrative proceeding commenced against any Group Company which may be reasonably expected to have a Material Adverse Effect;

                 (iii) any change in the Debt Rating Level;

                 (iv)  completion of the Demerger; and

                 (v) any occurrence (including any third party claim or liability but other than of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

13.2    POSITIVE UNDERTAKINGS

        The Guarantor undertakes that during the Facility Period it shall, and it shall procure that each Group Company shall, unless the Agent (acting on the instructions of the Majority Lenders) otherwise agrees:

        13.2.1 PAY TAXES: Pay and discharge all Taxes and governmental charges payable by or assessed upon it in accordance with good business practice unless, and only to the extent that, such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld,

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                 and there shall be set aside adequate reserves with respect to any such Taxes or charges so contested in accordance with GAAP.

        13.2.2 INSURANCE: Procure that the Group as a whole maintains with financially sound and reputable insurance companies, insurance on its assets in such amounts and covering such risks as is consistent with sound business practice.

        13.2.3 AUTHORISATIONS: Obtain, maintain and comply with the terms of any authorisation, approval, licence, consent, exemption, clearance, filing or registration required:

                 (i) for the conduct of its business, trade and ordinary activities save to the extent that failure to obtain, maintain or comply with the same could reasonably be expected not to have a Material Adverse Effect; and

                 (ii) to enable it to perform its obligations under, or for the validity and, subject to the Reservations, enforceability or admissibility in evidence of, any Financing Document.

        13.2.4 CONDUCT OF BUSINESS: Carry on and conduct its business in substantially the same manner and in substantially the same field of business as it is presently conducted provided that the occurrence of the Demerger and provision of the Transitional Services shall not cause a breach of this provision.

        13.2.5 COMPLIANCE WITH LAWS: Comply with all laws (including Environmental Law), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

        13.2.6 MAINTENANCE OF ASSETS: Do all things necessary to maintain, preserve, protect and keep its assets in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements which are required in accordance with good business practice so that its business carried on in connection therewith may be properly conducted at all times.

        13.2.7 ACCESS: Upon reasonable notice being given to the Guarantor by the Agent, permit the Agent and the Lenders and any person (being an accountant, auditor, solicitor, valuer or other professional adviser of the Agent) authorised by the Agent or Lender to have upon its reasonable request and at all reasonable times during normal business hours, access to any of the assets, premises, accounting books and records of any Group Company and to discuss the affairs, finances and accounts of any Group Company with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or Lenders may designate.

        13.2.8   ERISA:

                 (i) Fulfil, and cause each member of the Controlled Group to fulfil, its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan except where failure to fulfil such obligations individually or in aggregate would not have a Material Adverse Effect; and

                 (ii) comply, and cause each member of the Controlled Group to comply, with all applicable provisions of ERISA and the Code with respect to each Plan, except where such failure to comply individually or in aggregate would not have a Material Adverse Effect; and

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                 (iii) not, and not permit any member of the Controlled Group to, (i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate or withdraw from any Plan or
                       (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in (i), (ii) or (iii) above individually or in the aggregate would not have a Material Adverse Effect.

        13.2.9 RANKING OF OBLIGATIONS: Ensure that its obligations under the Financing Documents shall at all times rank at least PARI PASSU with all its other present and future unsecured and unsubordinated Indebtedness except for any obligations which are mandatorily preferred by law and not by contract.

13.3    NEGATIVE UNDERTAKINGS

        The Guarantor undertakes that during the Facility Period it shall not, and it shall procure that none of the Group Companies shall, unless the Agent (acting on the instructions of the Majority Lenders) otherwise agrees:

        13.3.1 USE OF PROCEEDS: Use any of the proceeds of the Advances to purchase or carry any Margin Stock or to finance the acquisition of any company or other entity which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such company or other entity.

        13.3.2 DIVIDENDS: In respect of the Guarantor only, so long as any Default has occurred and is continuing declare or pay any dividends or other distribution in relation to its capital stock or repay or prepay, redeem or purchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding other than any dividend, distribution, repayment, prepayment, redemption, purchase, retirement or other option contemplated by or required in connection with the Demerger provided that no such declaration or payment would have a Material Adverse Effect.

        13.3.3 MERGER: Save in respect of any transaction or step contemplated by or required in connection with the Demerger provided that no such transaction or step would have a Material Adverse Effect, in respect of any Obligor enter into any amalgamation, demerger, merger or reconstruction other than in relation to an Obligor (not being the Guarantor) where:

                 (i) the relevant Obligor is the continuing or surviving entity; and

                 (ii) the amalgamation, demerger, merger or reconstruction does not constitute a Default; and

                 (iii) the Agent receives an opinion in terms satisfactory to it and from counsel approved by it to the effect that after the relevant amalgamation, demerger, merger or reconstruction, the relevant Obligor remains bound by the terms of this Agreement.

        13.3.4 NEGATIVE PLEDGE: Create or permit to subsist any Encumbrance over any of its assets other than Permitted Encumbrances.

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        13.3.5   AFFILIATES: Enter into any transaction (including, without limitation, the purchase or sale of any asset or service) with, or make any payment or transfer to, any Affiliate other than transactions, payments or transfers:

                 (i) between the Guarantor and any Wholly-Owned Subsidiary of the Guarantor or between Wholly-Owned Subsidiaries of the Guarantor; or

                 (ii) in the ordinary course of the day to day business, and pursuant to the reasonable requirements, of the relevant Group Company's business and in accordance with good business practice; or

                 (iii) contemplated by or required in connection with the
                       Demerger or the Transitional Services provided that no such transaction, payment or transfer would have a Material Adverse Effect.

        13.3.6 CHANGE IN FINANCIAL YEAR: In respect of the Guarantor only change its Financial Year to end on any date other than 31 December of each year.

        13.3.7 INCONSISTENT AGREEMENTS: Enter into any indenture, agreement, instrument or other arrangement which:

                 (i) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon the incurrence of the obligations of the Obligors under the Financing Documents, the amending of the Financing Documents or the ability of any Subsidiary of the Guarantor to (1) pay dividends or make other distributions on its issued share capital, (2) make loans or advances to the Guarantor, or
                       (3) repay loans or advances from the Guarantor where, in the cases of (1), (2) and (3), such prohibition, restraint or imposition has, or could reasonably be expected to have, a material adverse effect on the ability of the Guarantor to comply with its payment obligations under the Financing Documents; or

                 (ii) contains any provision which would be violated or breached by the making of Advances or by the performance by any Obligor of any of its obligations under any Financing Document.

14      FINANCIAL UNDERTAKINGS

14.1    MINIMUM NET WORTH

        14.1.1 The Guarantor shall at all times maintain a Net Worth of at least $2,000,000,000.

        14.1.2 If the Demerger has not been completed by 30 September 2002, the Guarantor shall at all times from 1 October 2002 maintain a Net Worth of at least $2,500,000,000.

14.2    EBITDA TO CONSOLIDATED INTEREST EXPENSE

        The Guarantor shall ensure that the ratio of EBITDA to Consolidated Interest Expense for any Relevant Period will not be less than 4 to 1.

14.3    FINANCIAL UNDERTAKING CALCULATION

        For the purposes of this Clause 14, Borrowings, EBITDA and the Net Worth of the Guarantor shall be determined by reference to the appropriate quarterly management

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

        accounts and, once delivered, the Accounts, in each case, most recently provided to the Agent under Clauses 13.1.1 (ACCOUNTS) and 13.1.2 (MANAGEMENT ACCOUNTS).

15      DEFAULT

15.1    DEFAULT

        Each of the following shall be a Default:

        15.1.1 NON-PAYMENT: An Obligor does not pay within 5 days of the relevant due date any amount payable by it under any Financing Document at the place at and in the currency and funds in which it is expressed to be payable.

        15.1.2 FINANCIAL UNDERTAKINGS: Any requirement of Clause 14 (FINANCIAL UNDERTAKINGS) is not satisfied.

        15.1.3 OTHER DEFAULTS: The Guarantor breaches any of its obligations under any Financing Document (other than the obligations referred to in Clause 15.1.1 (NON-PAYMENT) and Clause 15.1.2 (FINANCIAL UNDERTAKINGS)) and, if that breach is capable of remedy, it is not remedied within 20 days after notice of that breach has been given by the Agent to the Guarantor.

        15.1.4 BREACH OF REPRESENTATION OR WARRANTY: Any representation, warranty or statement made or deemed to be repeated by the Guarantor under or in connection with any Financing Document or in any document delivered by or on behalf of any Obligor under or in connection with any Financing Document is incorrect in any respect when made or deemed to have been repeated.

        15.1.5 UNLAWFULNESS OR REPUDIATION: It is unlawful for any Obligor to perform or comply with, or any Obligor repudiates, any of its obligations under any Financing Document.

        15.1.6 CROSS-ACCELERATION: Any Indebtedness of all or any of the Group Companies in excess of, in aggregate, $25,000,000:

                 (i) is not paid when due (taking into account any originally applicable grace period); or

                 (ii) is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of an event of default, default or similar culpable occurrence on the part of the relevant Group Company.

        15.1.7   CROSS-DEFAULT:

                 (i) at any time when any creditor or creditors of all or any of the Group Companies has the benefit of a Cross Default Provision (other than where such Cross Default Provision is contained in a document entered into by a company or other entity which is acquired by a Group Company after the date of this Agreement and such Cross Default Provision ceases to exist within one month of such acquisition); or

                 (ii) if the US Loan Agreement Number 1 lenders or the US Loan Agreement Number 2 lenders amend or have amended the US Loan Agreement Number 1 or the US Loan Agreement Number 2, as the case may be, to remove the Cross Default Provision contained in that agreement as at the date of this Agreement at a time when the Guarantor does not have a credit rating of at least "A3" (or better) from Moody's and "AA-" (or better) from S & P, and subsequently, any creditor of all or any of the Group Companies becomes entitled to declare any Indebtedness of all or any of the Group Companies in excess of, in aggregate $25,000,000 due and payable prior to its specified maturity.

        15.1.8 ATTACHMENT OR DISTRESS: A creditor or encumbrancer attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against a Substantial Portion of the assets of the Group and such process is not discharged within 28 days.

        15.1.9 UNDISCHARGED JUDGMENT: Any Group Company fails within 30 days to pay, bond, or otherwise discharge any judgment or order for the payment of an amount in excess of $25,000,000 (or multiple judgments or orders for the payment of an aggregate amount of $50,000,000) unless such judgment (or judgments) are being contested in good faith and no enforcement actions have been commenced in relation thereto.

        15.1.10 INABILITY TO PAY DEBTS: Any Group Company (other than a Dormant Subsidiary):

                 (i) suspends payment of its debts or is unable or admits its inability to pay its debts as they fall due; or

                 (ii) begins negotiations with any creditor with a view to the readjustment or rescheduling of any of its Indebtedness; or

                 (iii) proposes or enters into any composition or other
                       arrangement for the benefit of its creditors generally or any class of creditors.

        15.1.11 INSOLVENCY PROCEEDINGS: Any person takes any action or any legal proceedings are started or other procedural steps taken (including the presentation of a petition) for:

                 (i) any Group Company (other than a Dormant Subsidiary) to be adjudicated or found insolvent; or

                 (ii) the winding-up or dissolution of any Group Company other than (A) in respect of a Dormant Subsidiary, (B) in connection with a solvent reconstruction, the terms of which have been previously approved in writing by the Majority Lenders, (C) (excluding the Guarantor) contemplated by or required in connection with the Demerger provided that no such winding up or dissolution would be reasonably likely to have a Material Adverse Effect or (D) a winding-up petition which is frivolous or vexatious and which is, in any event, discharged within 21 days of its presentation and before it is advertised; or

                 (iii) the appointment of a trustee, receiver, administrative receiver or similar officer in respect of (A) any Group Company or (B) a Substantial Portion of the assets of the Group.

        15.1.12 ADJUDICATION OR APPOINTMENT: Any adjudication, order or appointment is made under or in relation to any of the proceedings referred to in Clause 15.1.10 (INABILITY TO PAY DEBTS) or Clause 15.1.11 (INSOLVENCY PROCEEDINGS).

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        15.1.13  ADMINISTRATION ORDER: (other than an application which is frivolous or vexatious and which is, in any event, discharged within 21 days of being made), an application is made to the court for an administration order under the Insolvency Act 1986 with respect to any Group Company (other than a Dormant Subsidiary)

        15.1.14 ANALOGOUS PROCEEDINGS: Any event occurs or proceeding is taken with respect to any Group Company (other than a Dormant Subsidiary) in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clause 15.1.8 (ATTACHMENT OR DISTRESS), 15.1.10 (INABILITY TO PAY DEBTS), 15.1.11 (INSOLVENCY PROCEEDINGS),
                 15.1.12 (ADJUDICATION OR APPOINTMENT), 15.1.13 (ADMINISTRATION ORDER).

        15.1.15 EXPROPRIATION: Any court, government or government agency shall condemn, seize or otherwise appropriate, or take custody or control of (each an "EXPROPRIATION"), all or any portion of the assets of any Group Company which, when taken together with all other assets of the Group Companies so condemned, seized, appropriated or taken custody or control of, during the 12 month period ending with the month in which any such Expropriation occurs, constitutes a Substantial Portion.

        15.1.16 QUALIFICATION OF ACCOUNTS: The auditors of the Guarantor issue any qualification in respect of the Accounts of the Guarantor for any of its Financial Years where the circumstances to which such qualification relates have, or could reasonably be expected to have, a Material Adverse Effect.

        15.1.17 BORROWERS: Any of the Borrowers is not, or ceases to be, a Wholly-Owned Subsidiary of the Guarantor.

15.2    ACCELERATION

        If a Default occurs and remains unremedied the Agent may, and shall if so instructed by the Majority Lenders, by notice (a "DEFAULT NOTICE") to the Guarantor:

        15.2.1 cancel the Facilities and require the Borrowers immediately to repay all Advances together with accrued interest and all other sums payable under this Agreement, whereupon they shall become immediately due and payable; or

        15.2.2 place the Facilities on demand, whereupon all Advances together with accrued interest and all other sums payable under this Agreement shall become repayable on demand made by the Agent on the instructions of the Majority Lenders.

        Upon the service of any Default Notice the Lenders' obligations under this Agreement shall be terminated and the Commitment of each Lender shall be cancelled.

15.3    DEMERGER

        The Lenders confirm that any waiver or consent requested by the Guarantor due to the fact that any steps or transactions required to be taken by it or any company in the Group for the purpose of completing the Demerger are not permitted by or would cause a breach of this Agreement shall be considered by the Lenders in good faith. There will be no obligation on the Lenders to give such waiver or consent.

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16      SET-OFF

        Without prejudice to their rights at law, any time while a Default has occurred and is continuing, the Agent and each Lender may set-off any matured obligation owed by an Obligor under any Financing Document against any matured obligation owed by the Agent or the relevant Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Agent or the relevant Lender may convert either obligation at the spot rate of exchange of the Agent or the relevant Lender, as the case may be, for the purpose of the set-off.

17      PRO RATA SHARING

17.1    REDISTRIBUTION

        If any amount owing by an Obligor under this Agreement to a Lender (the "SHARING LENDER") is discharged by voluntary or involuntary payment, set-off or in any other manner other than through the Agent in accordance with Clause 10 (PAYMENTS), then:

        17.1.1 the Sharing Lender shall immediately notify the Agent of the amount discharged and the manner of its receipt or recovery;

        17.1.2 the Agent shall determine whether the amount discharged is in excess of the amount which the Sharing Lender would have received had the amount discharged been received by the Agent and distributed in accordance with Clause 10 (PAYMENTS);

        17.1.3 the Sharing Lender shall pay the Agent an amount equal to that excess (the "EXCESS AMOUNT") within 5 Business Days of demand by the Agent;

        17.1.4 the Agent shall treat the excess amount as if it were a payment by an Obligor under Clause 10 (PAYMENTS) and shall pay the excess amount to the Lenders (other than the Sharing Lender) in accordance with Clause 10.7 (PARTIAL PAYMENTS); and

        17.1.5 as between the relevant Obligor and the Sharing Lender the excess amount shall be treated as not having been received or recovered, and accordingly that Obligor shall owe the Sharing Lender an immediately payable debt equal to the excess amount.

17.2    LEGAL PROCEEDINGS

        Notwithstanding Clause 17.1 (REDISTRIBUTION), no Sharing Lender shall be obliged to share any excess amount which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other Lender which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights, unless the proceedings instituted by the Sharing Lender are instituted by it without prior notice having been given to such Lender through the Agent and an opportunity to such Lender to join in such proceedings.

17.3    REVERSAL OF REDISTRIBUTION

        If any excess amount subsequently has to be wholly or partly refunded to a Borrower by a Sharing Lender which has paid an amount equal to that excess amount to the Agent under Clause 17.1 (REDISTRIBUTION), each Lender to which any part of that amount was distributed

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        shall on request from the Sharing Lender repay to the Sharing Lender such Lender's proportionate share of the amount which has to be so refunded by the Sharing Lender.

17.4    INFORMATION

        Each Lender shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this Clause 17.

18      THE ARRANGER, THE AGENT AND THE LENDERS

18.1    APPOINTMENT AND DUTIES

        18.1.1 Each Lender irrevocably appoints the Agent to act as its agent in connection with this Agreement and irrevocably authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with this Agreement together with any other incidental rights, powers and discretions.

        18.1.2 The Agent shall have no duties or responsibilities except those expressly set out in this Agreement. As to any matters not expressly provided for, the Agent shall act in accordance with the instructions of the Majority Lenders (but in the absence of any such instructions shall not be obliged to act). Any such instructions, and any action taken by the Agent in accordance with those instructions, shall be binding upon all the Lenders.

        18.1.3   The Agent may:

                 (i) act in an agency, trustee, fiduciary or other capacity on behalf of any other banks or financial institutions providing facilities to any Group Company or any associated company of a Group Company, as freely in all respects as if it had not been appointed to act as agent and/or trustee for the Lenders under this Agreement and without regard to the effect on the Lenders of acting in such capacity; and

                 (ii) subscribe for, hold, be beneficially entitled to or dispose of shares or securities, or options or other rights to and interests in shares or securities in any Group Company or any associated company of a Group Company (in each case, without liability to account).

        18.1.4 Each division or department of the Agent (including, for so long as Citibank International plc is the Agent, the European Loans Agency department of Citibank International plc) shall be treated as a separate entity from any other division or department of the Agent. If any of the Agent's divisions or departments (including, in the case of Citibank International plc, its European Loans Agency department) should act for any Group Company in any capacity (whether as bankers or otherwise) in relation to any other matter, any information given by any Group Company to any such division or department may be treated as confidential and the Agent shall, as between itself and the Lenders, not be obliged to disclose the same to any Lender or any other person.

        18.1.5 It is acknowledged that the role of the Arranger is and has been confined solely to arranging the Facilities and that it does not act as agent of any Lender and that in such capacity it shall have no obligations and liabilities in relation to this Agreement.

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18.2    PAYMENTS

        18.2.1 The Agent shall promptly account to the Lending Office of each Lender for such Lender's due proportion of all sums received by the Agent for such Lender's account, whether by way of repayment or prepayment of principal or payment of interest, fees or otherwise.

        18.2.2 The Agent shall maintain a memorandum account showing the principal amount of each Advance outstanding under this Agreement and the amount of each Lender's Participation in the Advances.

        18.2.3 Each Lender confirms in favour of the Agent that, unless it notifies the Agent to the contrary, it will be the beneficial owner of any interest paid to it under this Agreement, and it will be within the charge to United Kingdom corporation tax as respects that interest.

18.3    DEFAULT

        The Agent shall not be obliged to monitor or enquire as to whether or not a Default or Potential Default has occurred. The Agent shall be entitled to assume that no Default or Potential Default has occurred unless it receives notice to the contrary from a Borrower or any Lender describing the Default or Potential Default and stating that such notice is a "Default Notice" or unless it is aware of a payment default under this Agreement, in which case it shall promptly notify each Lender.

18.4    RELIANCE

        The Agent may:

        18.4.1 rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed; and

        18.4.2 engage, pay for and rely on the advice of any professional advisers selected by it given in connection with the Financing Documents or any of the matters contemplated by the Financing Documents, and shall not be liable to any Party for any of the consequences of such reliance.

18.5    LEGAL PROCEEDINGS

        18.5.1 The Agent shall not be obliged to take or commence any legal action or proceeding against a Borrower or any other person arising out of or in connection with the Financing Documents until it shall have been indemnified or secured to its satisfaction against all costs, claims and expenses (including any costs award which may be made against it as a result of any such legal action or proceeding not being successful) which it may expend or incur in such legal action or proceeding.

        18.5.2 The Agent may refrain from doing anything which might in its opinion constitute a breach of any law or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

18.6    NO LIABILITY

        18.6.1 Neither the Agent nor any of its officers, employees or agents shall be liable for any action taken or not taken by it or any of them under or in connection with the

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                 Financing Documents unless directly caused by its or their negligence, wilful misconduct or breach of this Agreement.

        18.6.2 Neither the Agent nor the Arranger shall be responsible for any statements, representations or warranties in this Agreement or for any information supplied or provided to any Lender by the Agent or the Arranger in respect of an Obligor or any other person or for any other matter relating to this Agreement or for the execution, genuineness, validity, legality, enforceability or sufficiency of this Agreement or any other document referred to in this Agreement or for the recoverability of all or any of the Advances or any of the other sums to become due and payable under the Financing Documents.

18.7    CREDIT DECISIONS

        18.7.1   Each Lender:

                 (i) acknowledges that it has, independently and without reliance on the Agent or the Arranger, made its own analysis of the transaction contemplated by, and reached its own decision to enter into, this Agreement and made its own investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Borrowers and any surety for the Borrowers' obligations; and

                 (ii) agrees that it shall continue to make its own independent appraisal of the creditworthiness of the Borrowers and any surety for the Borrowers' obligations.

        18.7.2 Each Lender agrees that it shall, independently and without reliance on the Agent or the Arranger, make its own decision to take or not take action under this Agreement.

18.8    INFORMATION

        18.8.1 The Agent shall provide the Lenders with all information and copies of all notices which by the terms of this Agreement are to be provided or given to the Lenders.

        18.8.2 Except as specifically provided in this Agreement, the Agent shall not be under any duty or obligation:

                 (i) either initially or on a continuing basis, to provide any Lender with any credit information or other information with respect to the financial condition of the Obligors or which is otherwise relevant to the Facilities; or

                 (ii) to request or obtain any certificate, document or information from an Obligor unless specifically requested to do so by a Lender in accordance with this Agreement.

18.9    RELATIONSHIP WITH LENDERS

        18.9.1 In performing its functions and duties under this Agreement, the Agent shall act solely as the agent for the Lenders and except as expressly provided in this Agreement shall not be deemed to be acting as trustee for any Lender and shall not assume or be deemed to have assumed any obligation as agent or trustee for, or any relationship of agency or trust with, any Obligor.

        18.9.2 Neither the Agent, the Arranger nor any Lender shall be under any liability or responsibility of any kind to an Obligor or any other Lender arising out of or in relation to any failure or delay in performance or breach by an Obligor or any other Lender of any of its or their respective obligations under this Agreement.

18.10   AGENT'S POSITION

        18.10.1 With respect to its own Participation in an Advance, the Agent shall have the same rights and powers under and in respect of this Agreement as any other Lender and may exercise those rights and powers as though it were not also acting as agent for the Lenders. The Agent may, without liability to account, accept deposits from, lend money to and generally engage in any kind of banking, finance, advisory, trust or other business with or for a Borrower as if it were not the agent or the trustee for the Lenders under this Agreement.

        18.10.2 The Agent may retain for its own use and benefit (and shall not be liable to account to any Lender for all or any part of) any sums received by it by way of agency or management or arrangement fees or by way of reimbursement of expenses incurred by it.

18.11   INDEMNITY

        Each Lender shall immediately on demand indemnify the Agent ((to the extent not reimbursed by the Obligors) rateably according to the proportion which its Commitment bears to the Total Commitments) from and against all liabilities, losses and expenses of any kind or nature whatsoever in any way relating to or arising out of this Agreement (except in respect of any agency, management or other fee due to the Agent) which may be incurred by the Agent in its capacity as agent or trustee for the Lenders or any action taken or omitted by the Agent in enforcing or preserving the rights of the Lenders or the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, losses or expenses resulting from the Agent's gross negligence or wilful misconduct. The Obligors shall reimburse each Lender on demand in full in respect of any amount paid to the Agent by such Lender under this Clause 18.11.

18.12   REMOVAL AND RESIGNATION OF THE AGENT

        18.12.1 The Majority Lenders may, by giving at least 60 days' notice to the Agent, remove the Agent and replace it with a successor Agent approved by the Guarantor (such approval not to be unreasonably withheld).

        18.12.2 The Agent may, following consultation with the Guarantor, resign and appoint one of its Affiliates acting through an office in London, as successor by giving notice to the Lenders and the Guarantor.

        18.12.3 Alternatively to the resignation under Clause 18.12.2, the Agent may resign by giving at least 60 days' notice to the Guarantor and each Lender. Upon receipt of a notice of resignation the Guarantor and the Majority Lenders may select any bank or other financial institution as successor Agent.

        18.12.4 If no bank or other financial institution selected by the Guarantor and the Majority Lenders shall have accepted such appointment within 20 days after the Agent has given a notice of resignation in accordance with Clause 18.12.3, then the Majority Lenders may, after consultation with the Guarantor, appoint any bank or other financial institution as successor Agent.

        18.12.5 If no bank or other financial institution selected by the Majority Lenders shall have accepted such appointment within 40 days after the Agent has given a notice of resignation in accordance with Clause 18.12.3, then the resigning Agent may, after consultation with the Guarantor, appoint any bank or other financial institution with an office in London as successor Agent.

        18.12.6 The resignation or removal of the Agent and the appointment of any successor Agent shall both become effective only upon the successor Agent notifying the resigning Agent, the Guarantor and each Lender that it accepts its appointment. On such notification:

                 (i) the resigning Agent shall be discharged from its obligations and duties as Agent under this Agreement but it shall continue to be able to rely on the provisions of this Clause 18 in respect of all matters relating to the period of its appointment; and

                 (ii) the successor Agent shall assume the role of Agent and shall have all the rights, powers, discretions and duties which the Agent has under the Financing Documents.

        18.12.7 The resigning Agent shall make available to the successor Agent all records and documents held by it as Agent, and shall co-operate with the successor Agent to ensure an orderly transition.

18.13   CHANGE OF OFFICE

        The Agent may at any time in its sole discretion by notice to the Guarantor and each Lender designate a different office in the United Kingdom from which its duties as the Agent will be performed.

19      FEES AND EXPENSES

19.1    EXPENSES

        The Guarantor shall on demand pay all expenses incurred (including reasonable legal, valuation and accounting fees but in relation to paragraphs Clauses 19.1.1, 19.1.2 and 19.1.3 below only to the extent the same are reasonable in amount and subject to the limits agreed in the Fees Letter), and any VAT on those expenses:

        19.1.1 by the Agent in connection with the negotiation, preparation and execution of the Financing Documents and the other documents contemplated by the Financing Documents;

        19.1.2   by the Agent in respect of the syndication of the Facilities;

        19.1.3 by the Agent or the Lenders in connection with the granting of any release, waiver or consent or in connection with any amendment or variation of any Financing Document; and

        19.1.4 by the Agent or the Lenders in enforcing, perfecting, protecting or preserving (or attempting so to do) any of their rights, or in suing for or recovering any sum due from a Borrower or any other person under any Financing Document.

19.2    ARRANGEMENT, AGENCY AND PARTICIPATION FEES

        The Guarantor shall pay to the Arranger arrangement and participation fees and to the Agent agency fees in accordance with the terms of the Fees Letter.

19.3    COMMITMENT FEE

        19.3.1 The Guarantor shall pay a commitment fee in euros to the Agent for the account of the Lenders on the Available Revolving Credit Facility and Available 364 Day Facility. The commitment fee shall be calculated at a rate equal to the Applicable Rate (as defined in Clause 19.3.2) on a day to day basis and a 360 day year in respect of the Revolving Commitment Period or, as the case may be, the 364 Day Commitment Period (including any extension under Clause 8.6 (EXTENSIONS TO 364 DAY COMMITMENT PERIOD)) and shall be payable in arrear at the end of each successive period of 3 months commencing on the date of this Agreement and also on the last day of the Revolving Credit Commitment Period or, as the case may be, the 364 Day Commitment Period, or on any earlier date on which the Total Revolving Credit Commitments or, as the case may be, the Total 364 Day Commitments equals zero.

        19.3.2   On any day the "APPLICABLE RATE" in relation to:

                 (i) the Revolving Credit Facility shall be the percentage rate per annum set out in Column B below; and

                 (ii) the 364 Day Facility shall be the percentage rate per annum set out in Column C below,

                 in each case, opposite the Debt Rating Level of the Guarantor at the opening of business in London on such date set out in Column A below:

                 COLUMN A                   COLUMN B                         COLUMN C

                 DEBT RATING LEVEL          REVOLVING CREDIT FACILITY        364 DAY FACILITY
                                            PERCENTAGE PER ANNUM             PERCENTAGE PER ANNUM
                 Level 1                    0.1625                           0.09

                 Level 2                    0.1875                           0.10

                 Level 3                    0.2625                           0.14

                 provided that if on such date :

                       (a) the Debt Rating Level given by one of S&P or Moody's is Level 1 and by the other of S&P or Moody's is Level 2, Level 1 shall be the Debt Rating Level; or

                       (b) the Debt Rating Level given by one of S&P or Moody's is Level 2 and by the other of S&P or Moody's is Level 3, Level 2 shall be the Debt Rating Level; or

                       (c) the Debt Rating given by one of S&P or Moody's is Level 1 and by the other of S&P or Moody's is Level 3, Level 2 shall be the Debt Rating Level.

19.4    UTILISATION FEE

        19.4.1 Subject to Clause 19.4.2 below, the Guarantor shall pay a utilisation fee in euros to the Agent for the account of the Lenders on the aggregate amount of the outstanding Advances. The utilisation fee shall be calculated at a rate equal to
                 0.025 per cent. per annum of the aggregate amount of the outstanding Advances on a day to day basis and a 360 day year and shall be payable in arrear at the end of each successive period of 3 months commencing on the date of this Agreement.

        19.4.2 The utilisation fee will be payable whenever the aggregate amount of the outstanding Advances exceeds 50 per cent. of the Total Commitments.

19.5    DOCUMENTARY TAXES INDEMNITY

        All stamp, documentary, registration or other like duties or Taxes, including any penalties, additions, fines, surcharges or interest relating to those duties and Taxes, which are imposed or chargeable on or in connection with, or arising as a consequence of any Financing Document (for the avoidance of doubt, other than any Transfer Certificate) shall be paid by the Guarantor. The Agent shall be entitled but not obliged to pay any such duties or Taxes (whether or not they are its primary responsibility). If the Agent does so the Guarantor shall on demand indemnify the Agent against those duties and Taxes and against any costs and expenses incurred by the Agent in discharging them.

19.6    VAT

        19.6.1 All payments made by an Obligor under the Financing Documents are calculated without regard to VAT. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply (whether that supply is taxable pursuant to the exercise of an option or otherwise) by the Agent or a Lender, the amount of that payment shall be increased by an amount equal to the amount of VAT which is chargeable in respect of the taxable supply in question.

        19.6.2 No payment or other consideration to be made or furnished to an Obligor by the Agent or a Lender pursuant to or in connection with this Agreement or any transaction or document contemplated in this Agreement may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

19.7    INDEMNITY PAYMENTS

        Where in this Agreement an Obligor has an obligation to indemnify or reimburse the Agent or a Lender in respect of any loss or payment, the calculation of the amount payable by way of indemnity or reimbursement shall take account of the likely Tax treatment in the hands of the Agent or the relevant Lender, as the case may be (as determined by the relevant party's auditors) of the amount payable by way of indemnity or reimbursement and of the loss or payment in respect of which that amount is payable.

20      AMENDMENTS AND WAIVERS

20.1    MAJORITY LENDERS

        20.1.1 Subject to Clause 20.2 (ALL LENDERS), any term of this Agreement may be amended or waived with the written agreement of the Guarantor, the Majority Lenders and the Agent. The Agent may effect, on behalf of the Majority Lenders, an amendment or waiver to which the Majority Lenders have agreed.

        20.1.2 The Agent shall promptly notify the Guarantor and each Lender of any amendment or waiver effected under Clause 20.1.1 and any such amendment or waiver shall be binding on the Obligors and each Lender.

20.2    ALL LENDERS

        An amendment or waiver which relates to:

        20.2.1 the definition of "Majority Lenders" in Clause 1.1 (DEFINITIONS AND INTERPRETATION);

        20.2.2 an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under this Agreement;

        20.2.3   an increase in a Lender's Commitment;

        20.2.4 a term of this Agreement which expressly requires the consent of each Lender;

        20.2.5 Clause 7 (INTEREST), 8 (REPAYMENT, PREPAYMENT'S CANCELLATION AND EXTENSION), 11 (GUARANTEE) or 17 (PRO RATA SHARING) or this Clause 20 (AMENDMENTS AND WAIVERS); or

        20.2.6   an extension of the Revolving Credit Commitment Period,

        may not be effected without the prior written consent of each Lender.

20.3    CHANGE IN CURRENCY

        20.3.1 Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

                 (i) any reference in the Financing Documents to, and any obligations arising under the Financing Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Guarantor); and

                 (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

        20.3.2 If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Guarantor) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

20.4    NO IMPLIED WAIVERS; REMEDIES CUMULATIVE

        The rights of the Agent and each Lender under the Financing Documents:

        20.4.1   may be exercised as often as necessary;

        20.4.2 are cumulative and not exclusive of its rights under the general law; and

        20.4.3   may be waived only in writing and specifically.

        Delay in exercising or non-exercise of any such right is not a waiver of that right.

21      MISCELLANEOUS

21.1    SEVERANCE

        If any provision of the Financing Documents is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

        21.1.1 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

        21.1.2 the legality, validity or enforceability in any other jurisdiction of that or any other provision of the Financing Documents.

21.2    COUNTERPARTS

        This Agreement may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

22      NOTICES

22.1    METHOD

        Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by telex, fax or letter.

22.2    DELIVERY

        Any notice or other communication to be given by one Party to another under this Agreement shall (unless one Party has by 15 days' notice to the other Party specified another address) be given to that other Party, in the case of any of the Obligors and the Agent, at the respective addresses given in Clause 22.3 and in the case of the Lenders, at the respective addresses notified to the Agent in writing prior to the date on which it becomes a Party and, in the case of any new Borrower as set out in the schedule to its relevant Deed of Accession.

22.3    ADDRESSES

        The address, telex number and fax number of the Obligors and Agent are:

        22.3.1   the Obligors:

                 c/o Aon Finance Limited
                 8 Devonshire Square
                 London EC2M 4PL

                 Attention: Jane Owen Aon Law Division
                 Fax:       020 7216 3225

                 Copy to:

                 Aon Corporation
                 200 E. Randolph Street, 4th Floor
                 Chicago

                 Illinois 60601
                 U.S.A.

                 Attention: Diane Aigotti/Ron Buetow
                 Fax:       001 312 381 6060

                 and

                 AON Corporation
                 200 E. Randolph Street
                 Chicago
                 Illinois 60601
                 U.S.A

                 Attention: Richard E Barry, Senior Counsel
                 Fax:       001 312 381 6165

        22.3.2   the Agent:

                 Loans Agency
                 Riverdale House
                 Floor 3
                 68 Molesworth Street
                 London SE13 7EU

                 Attention: Loans Agency
                 Telex:     299831
                 Fax:       020 7500 4482

22.4    DEEMED RECEIPT

        22.4.1 Any notice or other communication given by the Agent shall be deemed to have been received:

                 (i) if sent by telex with the relevant answerback appearing at the beginning and end of the telex, on the day on which transmitted;

                 (ii) if sent by fax, with a confirmed receipt of transmission from the receiving machine, on the day on which transmitted;

                 (iii) in the case of a written notice given by hand, on the day of actual delivery; and

                 (iv) if posted, on the second Business Day or, in the case of airmail, the fifth Business Day following the day on which it was despatched by first class mail postage prepaid or, as the case may be, airmail postage prepaid, provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall only be deemed to have been received on the next Business Day.

        22.4.2 Any notice or other communication given to the Agent shall be deemed to have been given only on actual receipt.

22.5    NOTICES THROUGH AGENT

        Any notice or other communication from or to an Obligor under this Agreement shall be sent through the Agent.

22.6    NOTICES THROUGH AON UK

        Any notices or other communication under this Agreement from or to an Obligor shall be sent through Aon UK which shall act as agent on behalf of each of the Obligors in such respect.

22.7    ELECTRONIC COMMUNICATION

        22.7.1 Any communication to be made between the Agent and a Lender under or in connection with the Financing Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

                 (i) agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

                 (ii) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

                 (iii) notify each other of any change to their address or any other such information supplied by them.

        22.7.2 Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

23      ASSIGNMENTS AND TRANSFERS

23.1    BENEFIT OF AGREEMENT

        This Agreement shall be binding upon and ensure to the benefit of each Party and its successors and assigns.

23.2    ASSIGNMENTS AND TRANSFERS BY BORROWER

        No Obligor shall be entitled to assign or transfer any of its rights or obligations under the Financing Documents.

23.3    ASSIGNMENTS BY LENDERS

        Subject to Clause 23.5 (ASSIGNMENT AND TRANSFER REQUIREMENTS), any Lender may assign any of its rights and benefits under this Agreement to another bank or other financial institution, and provided that until the assignee has confirmed to the Agent and the other Lenders that it shall be under the same obligations towards each of them as it would have been under if it had been a party to this Agreement as a Lender, the Agent and the other Lenders shall not be obliged to recognise the assignee as having the rights against each of them which it would have had if it had been such a party to this Agreement.

23.4    TRANSFERS BY LENDERS

        23.4.1 Subject to Clause 23.5 (ASSIGNMENT AND TRANSFER REQUIREMENTS), any Lender may transfer, in accordance with this Clause 23.4, any of its rights and obligations under this Agreement.

        23.4.2 If any Lender (the "EXISTING LENDER") wishes to transfer all or any part of its Commitment or Participation in Advances to another bank or other financial institution (the "LENDER TRANSFEREE"), such transfer may be effected by way of a novation by the delivery to, and the execution by, the Agent of a duly completed Transfer Certificate.

        23.4.3   On the date specified in the Transfer Certificate:

                 (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its Commitment or Participation in Advances, the Obligors and the Existing Lender shall each be released from further obligations to each other under this Agreement and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 23.4.3 as "DISCHARGED RIGHTS AND OBLIGATIONS");

                 (ii) the Obligors and the Lender Transferee shall each assume obligations towards each other and/or acquire rights against each other which differ from the Discharged Rights and Obligations only insofar as the Obligors and the Lender Transferee have assumed and/or acquired the same in place of the Obligors and the Existing Lender; and

                 (iii) each of the Parties and the Lender Transferee shall
                       acquire the same rights and assume the same obligations among themselves as they would have acquired and assumed had the Lender Transferee been a party under this Agreement as a Lender with the rights and/or the obligations acquired or assumed by it as a result of the transfer.

        23.4.4 The Agent shall promptly complete a Transfer Certificate on request by an Existing Lender and upon payment by the Lender Transferee of a fee of $1,500 to the Agent. Each Obligor and each Lender irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf provided that such authorisation does not extend to the execution of a Transfer Certificate on behalf of either the Existing Lender or the Lender Transferee named in the Transfer Certificate.

        23.4.5 The Agent shall promptly notify the Guarantor of the receipt and execution on its behalf by the Agent of any Transfer Certificate.

23.5    ASSIGNMENT AND TRANSFER REQUIREMENTS

        In relation to any assignment or transfer under this Clause 23:

        23.5.1 such assignment or transfer must be in respect of a Commitment of at least EURO 10,000,000 or, if less, the whole Commitment of the assignee or transferee; and

        23.5.2 such assignment or transfer may be of the assignor's or transferor's Revolving Credit Commitment and/or 364 Day Commitment, in any proportion; and

        23.5.3 unless such assignment or transfer is to an Affiliate of the assignor or transferor incorporated in the same jurisdiction as the assignor and transferor or to another

                 Lender, the prior consent of the Guarantor shall have been obtained (such consent not to be unreasonably withheld or delayed).

        23.5.4 if any Lender assigns its rights under this Agreement a written instrument by which such rights are assigned must be notified to any Borrower incorporated in France by bailiff ("HUISSIER") in accordance with the provision of article 1690 of the French Civil Code at the cost of the Lender concerned.

23.6    CONSEQUENCES OF TRANSFER

        The Obligors shall be under no obligation to pay any greater amount under this Agreement (including, any amounts which would otherwise be payable by such Borrower under Clause 10.9 (GROSSING-UP) or Clause 9.2 (INCREASED COSTS)) following an assignment or transfer by a Lender of any of its rights or obligations pursuant to this Clause 23 if, in the circumstances existing at the time of such assignment or transfer, such greater amount would not have been payable but for the assignment or transfer.

23.7    SUB-PARTICIPATION

        Each Lender may at any time sub-participate any of its rights and/or obligations under this Agreement.

23.8    DISCLOSURE OF INFORMATION

        In addition to their rights of disclosure at law, the Agent and each Lender may disclose to each other, to their Affiliates, to their professional advisers, their auditors, any relevant regulator or to any actual or potential assignee, transferee or sub-participant any information which the Agent or that Lender has acquired under or in connection with any Financing Document subject (other than in the case of disclosure required by law or to a regulator) to the recipient agreeing to treat the relevant information as confidential.

24      INDEMNITIES

24.1    BREAKAGE COSTS INDEMNITY

        The Guarantor shall indemnify each Lender on demand against any loss or expense (including any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under this Agreement, any amount repaid or prepaid under this Agreement or any Advance) which that Lender has sustained or incurred as a consequence of:

        24.1.1 an Advance not being made following the service of a Drawdown Notice (except as a result of the failure of that Lender to comply with its obligations under this Agreement);

        24.1.2   the operation of Clause 6.2 (NO ALTERNATIVE CURRENCY);

        24.1.3 the failure of an Obligor to make payment on the due date of any sum due under this Agreement;

        24.1.4 the occurrence of any Default or the operation of Clause 15.2 (ACCELERATION); or

        24.1.5 any repayment or prepayment of an Advance (other than pursuant to Clause 9.1.2 otherwise than on the last day of the Interest Period in relation to that Advance.

24.2    CURRENCY INDEMNITY

        24.2.1 Any payment made to or for the account of or received by the Agent or any Lender in respect of any moneys or liabilities due, arising or incurred by an Obligor to the Agent or any Lender in a currency (the "CURRENCY OF PAYMENT") other than the currency in which the payment should have been made under this Agreement (the "CURRENCY OF OBLIGATION") in whatever circumstances (including as a result of a judgment against that Obligor) and for whatever reason shall constitute a discharge to that Obligor only to the extent of the Currency of Obligation amount which the Agent or that Lender, as the case may be, is able on the date of receipt of such payment (or if such date of receipt is not a Business Day, on the next succeeding Business Day) to purchase with the Currency of Payment amount at its spot rate of exchange (as conclusively determined by the Agent or that Lender) in the London foreign exchange market.

        24.2.2 If the amount of the Currency of Obligation which the Agent or that Lender is so able to purchase falls short of the amount originally due to the Agent or that Lender, as the case may be, under this Agreement, then the relevant Obligor shall immediately on demand indemnify the Agent or that Lender, as the case may be, against any loss or damage arising as a result of that shortfall by paying to the Agent or that Lender, as the case may be, that amount in the Currency of Obligation certified by the Agent or that Lender, as the case may be, as necessary so to indemnify it.

24.3    GENERAL

        24.3.1 The indemnities in this Clause 24 shall constitute separate and independent obligations from the other obligations contained in this Agreement, shall give rise to separate and independent causes of action, shall apply irrespective of any indulgence granted from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under this Agreement or under any such judgment or order.

        24.3.2 The certificate of the Agent or the relevant Lender as to the amount of any loss or damage sustained or incurred by it shall be conclusive and binding on the Obligors except for any manifest error.

25      LAW AND JURISDICTION

25.1    LAW

        This Agreement is governed by and shall be construed in accordance with English law.

25.2    JURISDICTION

        25.2.1 The Parties agree that the courts of England shall have jurisdiction to settle any disputes which may arise in connection with any Financing Document and that any judgment or order of an English court in connection with any Financing Document is conclusive and binding on them and may be enforced against them in the courts of any other jurisdiction. This Clause 25.2.1 is for the benefit of the Agent, the Arranger and each Lender only and shall not limit the right of the Agent and each Lender to bring proceedings against an Obligor in connection with any Financing

                 Document in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

        25.2.2   Each Obligor:

                 (i) waives any objections which it may have to the English courts on the grounds of venue or forum non conveniens or any similar grounds as regards proceedings in connection with any Financing Document; and

                 (ii) consents to service of process by mail or in any other manner permitted by the relevant law.

25.3    AGENT FOR SERVICE

        Each Borrower which is not a "company" or an "overseas company" within the meaning of the Act (an "OVERSEAS BORROWER") shall at all times maintain an agent for service of process in England. That agent shall be AON UK of 8 Devonshire Square, London EC2M 4PL, Attention: Aon Law Division. Any writ, summons, judgment or other notice of legal process shall be sufficiently served on each Overseas Borrower if delivered to that agent at its address for the time being and marked for the attention of Aon Law Division. No Overseas Borrower shall revoke the authority of that agent. If for any reason any such agent no longer serves as agent of each Overseas Borrower to receive service of process, each Overseas Borrower shall promptly appoint another such agent and immediately advise the Agent of that appointment. AON UK hereby accepts its appointment as agent of each Overseas Borrower to receive service of process.

IN WITNESS whereof the Parties have caused this Agreement to be duly executed on the date set out above.

                                   SCHEDULE 1
                                   THE LENDERS

LENDER                                                        REVOLVING CREDIT           364 DAY COMMITMENT
                                                              COMMITMENT (EURO)          (EURO)
Citibank NA                                                           21,750,000                 21,750,000

The Royal Bank of Scotland plc                                        21,750,000                 21,750,000

Banco Santander Central Hispano S.A.                                  18,500,000                 18,500,000

Bank of New York                                                      18,500,000                 18,500,000

Barclays Bank plc                                                     18,500,000                 18,500,000

Commerzbank Aktiengesellschaft, London Branch                         18,500,000                 18,500,000

ING Bank                                                              18,500,000                 18,500,000

Lloyds TSB Bank plc                                                   18,500,000                 18,500,000

The Hongkong and Shanghai Banking Corporation Limited                 18,500,000                 18,500,000

Banca di Roma S.P.A.                                                  12,000,000                 12,000,000

Bank Brussels Lambert                                                 12,000,000                 12,000,000

Bank ONE, NA                                                          12,000,000                 12,000,000

Natexis Banques Populaires                                            12,000,000                 12,000,000

RBC Finance B.V.                                                      12,000,000                 12,000,000

Standard Chartered Bank                                               12,000,000                 12,000,000

KBC Bank Nederland N.V.                                                5,000,000                  5,000,000

                                   SCHEDULE 2
                              CONDITIONS PRECEDENT

1 A Certified Copy of the certificate of incorporation (and any relevant certificate of incorporation on change of name) and the memorandum and articles of association or equivalent constitutional documents of each Obligor.

2 A Certified Copy of the board minutes and resolutions or equivalent corporate authority documentation in the relevant jurisdiction of each Obligor approving and authorising the execution, delivery and performance of the Financing Documents, on the terms and conditions of the Financing Documents and authorising a person or persons to sign or otherwise attest the due execution of the Financing Documents and any other documents to be executed or delivered by the relevant Obligor pursuant to the Financing Documents together with a certificate of a duly authorised officer of the Obligors setting out the names and signatures of the persons authorised to sign the Financing Documents on behalf of the relevant Obligor.

3 Certified Copies of all consents, licences, approvals or authorisations of any governmental or other authority, bureau or agency required by the Obligors in connection with the execution, delivery, performance, validity or enforceability of the Financing Documents or any document to be delivered under the Financing Documents.

4 The Fee Letter duly executed by the Guarantor together with all fees and expenses which have then become due and payable.

5       A legal opinion from each of:

        (a)      Linklaters in respect of English law;

        (b) Freshfields Bruckhaus Deringer LLP (New York) in respect of the laws of the state of Delaware and the federal laws of the United States of America and Richard E. Barry, in house counsel of Aon Corporation in respect of the laws of the State of Illinois;

        (c) D Porquet, in house counsel of AON France in respect of due execution;

        (d) S Hamann, in house counsel of AON Deutschland in respect of due execution;

        (e) T J M Alders-Timmer, in house counsel of AON Holdings and AON Groep in respect of due execution ;

        (f) Linklaters, Paris in respect of French law (other than due execution);

        (g) Linklaters, Frankfurt in respect of German law (other than due execution); and

        (h) Linklaters, Amsterdam in respect of Dutch law (other than due execution).

6 A certificate, dated the date of this Agreement, signed by a duly authorised officer of the Guarantor certifying:

        (a) that since 31 December 2000, no event has occurred which has had, or could be reasonably expected to have a Material Adverse Effect;

        (b) no action, litigation, arbitration, administrative proceeding or governmental enquiries has been commenced or is pending or to the knowledge of their officers, threatened, against any Group Company or its assets which, if decided adversely could reasonably be expected to have a Material Adverse Effect nor is there subsisting any unsatisfied judgment or award in an amount exceeding $25,000,000 given against any of them by any court, arbitrator or other body; and

        (c)      the Debt Rating Level as at that date.

                                   SCHEDULE 3
                                 DRAWDOWN NOTICE

To:        The Agent

From:      [BORROWER]

                                                                         *[date]

Dear Sirs,

EURO 500,000,000 CREDIT AGREEMENT DATED [       ] SEPTEMBER 2001 (THE "CREDIT
AGREEMENT")

Terms defined in the Credit Agreement have the same meaning in this notice.

We request an Advance to be drawn down under the Credit Agreement as follows:

1      Facility [if 364 Day Facility also specify if Term Advance]:

2      Amount and currency of Advance:

3      Drawdown Date:

4      Duration of Interest Period/Initial Interest Period in case of Term
       Advance:

5      Payment instructions:
       (if applicable)

We confirm that today and on the Drawdown Date:

(a) the representations and warranties in Clause 12 (REPRESENTATIONS AND WARRANTIES) to be repeated are and will be correct; and

(b) no Default or Potential Default has occurred and is continuing or will occur on the making of the Advance.

SIGNED


For and on behalf of
[BORROWER]
(a company incorporated in [   ] under number [    ])

                                   SCHEDULE 4
                               MANDATORY COST RATE

The Mandatory Cost Rate is an addition to the interest rate on an Advance to compensate the Lenders for the cost attributable to an Advance resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 (the "BANK ACT") and/or by the Bank of England and/or the Financial Services Authority (the "FSA") (or other United Kingdom governmental authorities or agencies) or European Central Bank of a requirement to place non-interest-bearing or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund the Advance.

The Mandatory Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

The Mandatory Cost Rate shall be the rate determined by the Agent to be equal to the arithmetic mean (rounded upward, if necessary, to four decimal places) of the respective rates notified by each Reference Bank to the Agent as the rate resulting from the application (as appropriate) of the following formulae:

     in relation to an Advance denominated
     in Sterling:                               XL + S(L - D) + F x 0.01
                                                ------------------------
                                                      100 - (X + S)

     in relation to an Advance denominated in
     a currency other than Sterling:                    F x 0.01
                                                        --------
                                                           300

where on the day of application of a formula:

X is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which that Reference Bank is required under or pursuant to the Bank Act to maintain an interest free cash ratio deposits with the Bank of England;

L is the percentage rate per annum at which Sterling deposits for the relevant period are offered by that Reference Bank to leading banks in the London interbank market at or about 11.00am on that day;

F is the rate of charge payable by that Reference Bank to the FSA pursuant to paragraph 2.02 or 2.03, as the case may be, of the Fees Regulations (but where, for this purpose, the figure at paragraph 2.02b or 2.03b, as the case may be, of the Fees Regulations shall be deemed to be zero) and expressed in pounds per L1 million of the Fee Base of that Reference Bank;

S is the level of interest bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which that Reference Bank is required to maintain by the Bank of England (or other United Kingdom governmental authorities or agencies); and

D is the percentage rate per annum payable by the Bank of England to that Reference Bank on Special Deposits.

(X, L, S and D shall be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero.)

If any Reference Bank fails to notify any such rate to the Agent, the Mandatory Cost Rate shall be determined on the basis of the rate(s) notified to the Agent by the remaining Reference Bank(s).

The Mandatory Cost Rate attributable to an Advance or other sum for any period shall be calculated at or about 11.00 a.m. on the first day of that period for the duration of that period.

The determination of the Mandatory Cost Rate in relation to any period shall, in the absence of manifest error, be conclusive and binding on the Parties.

If there is any change in circumstance (including the imposition of alternative or additional requirements) which in the reasonable opinion of the Agent renders or will render either of the above formulae (or any element of the formulae, or any defined term used in the formulae) inappropriate or inapplicable, the Agent (following consultation with the Borrower and the Majority Lenders) shall be entitled to vary the same by giving notice to the Parties. Any such variation shall, in the absence of manifest error, be conclusive and binding on the Parties and shall apply from the date specified in such notice.

For the purposes of this Schedule:

     "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" have the meanings given to those terms under or pursuant to the Bank Act or by the Bank of England (as may be appropriate), on the day of the application of the formula.

     "FEE BASE" has the meaning given to that term for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

     "FEES REGULATIONS" means, as appropriate, either:

     (a)    the Banking Supervision (Fees) Regulations 2001; or

     (b) such regulations as from time to time may be in force, relating to the payment of fees for banking supervision in respect of periods subsequent to 31 March 2002.

                                   SCHEDULE 5
                          FORM OF TRANSFER CERTIFICATE


To:    The Agent
       and the other parties to the Credit Agreement (as defined below)

This transfer certificate (the "TRANSFER CERTIFICATE") relates to a credit
agreement dated [   ] September 2001 and made between (1) Aon Corporation as
guarantor, (2) certain subsidiaries of Aon Corporation, (3) certain banks, (4) Citibank International plc as agent and (5) Salomon Brothers International Limited as arranger (the "CREDIT AGREEMENT", which term shall include any amendments or supplements to it).

Terms defined and references construed in the Credit Agreement shall have the same meanings and construction in this Transfer Certificate.

1    [insert full name of Existing Lender] (the "EXISTING LENDER"):

     (a) confirms that to the extent that details appear in the schedule to this Transfer Certificate under the headings "Existing Lender's Commitment" and "Existing Lender's Participation in Advances", those details accurately summarise its Commitment and its Participation in Advances all or part of which is to be transferred; and

     (b) requests [insert full name of Lender Transferee] (the "LENDER TRANSFEREE") to accept and procure, in accordance with Clause 23 (ASSIGNMENTS AND TRANSFERS) of the Credit Agreement, the substitution of the Existing Lender by the Lender Transferee in respect of the amount specified in the schedule to this Transfer Certificate of its Commitment and its Participation in Advances by signing this Transfer Certificate.

2 The Lender Transferee requests each of the Parties to accept this executed Transfer Certificate as being delivered under and for the purposes of Clause 23 (ASSIGNMENTS AND TRANSFERS) of the Credit Agreement so as to take effect in accordance with the provisions of that Clause on [insert date of transfer].

3    The Lender Transferee:

     (a) [represents and warrants that as at the date of this Transfer Certificate through the Lending Office it shall use for Advances to a UK Borrower, it is a Qualifying Lender;]

     (b) confirms that it has received a copy of the Credit Agreement together with such other documents and information as it has requested in connection with this transaction;

     (c) confirms that it has not relied and will not rely on the Existing Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information;

     (d) agrees that it has not relied and will not rely on the Arranger, the Agent, the Existing Lender or any other Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors; and

     (e)  confirms that its Lending Office is in [the United Kingdom].

4 The Lender Transferee undertakes with the Existing Lender and each of the other parties to the Credit Agreement that it will perform, in accordance with its terms, all those obligations which, by the terms of the Credit Agreement, will be assumed by it upon delivery of the executed copy of this Transfer Certificate to the Agent.

5 On execution of this Transfer Certificate by the Agent on their behalf, the Parties accept the Lender Transferee as a party to the Credit Agreement in substitution for the Existing Lender with respect to all those rights and/or obligations which, by the terms of the Credit Agreement, will be assumed by the Lender Transferee after delivery of the executed copy of this Transfer Certificate to the Agent.

6    None of the Existing Lender, the other Lenders and the Agent:

     (a) makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Credit Agreement; or

     (b) assumes any responsibility for the financial condition of the Obligors or any other party to the Credit Agreement or any other document or for the performance and observance by the Obligors or any other party to the Credit Agreement or any other document of its or their obligations and any and all conditions and warranties, whether express or implied by law or otherwise, are excluded.

7 The Lender Transferee confirms that its Lending Office and address for notices for the purposes of the Credit Agreement are as set out in the schedule to this Transfer Certificate.

8 The Existing Lender gives notice to the Lender Transferee (and the Lender Transferee acknowledges and agrees with the Existing Lender) that the Existing Lender is under no obligation to re-purchase (or in any other manner to assume, undertake or discharge any obligation or liability in relation to) the transferred Commitment and Participation at any time after this Transfer Certificate shall have taken effect.

9 Following the date upon which this Transfer Certificate shall have taken effect, without limiting the terms of this Transfer Certificate, each of the Lender Transferee and the Existing Lender acknowledges and confirms to the other that, in relation to the relative Commitment and Participation (or part thereof), variations, amendments or alterations to any of the terms of the Credit Agreement arising in connection with any renegotiation or rescheduling of the obligations under the Credit Agreement shall apply to and be binding on the Lender Transferee alone.

10 This Transfer Certificate is governed by and shall be construed in accordance with English law.

                                  THE SCHEDULE

Existing Lender's Commitment                 Amount of Commitment Transferred


Existing Lender's Participation in Advances  Amount of Participation Transferred


[INSERT FULL NAME OF LENDER TRANSFEREE]

Lending Office                               Address for notices

                                             [ADDRESS]

                                             Attention:

                                             Telex:

                                             Answerback:

                                             Fax:
[LENDER TRANSFEREE]


By:
       ---------------------------------
       Duly authorised)


[EXISTING LENDER]


By:
       ---------------------------------
       Duly authorised


The Agent on behalf of itself and all other parties to the Credit Agreement


By:
        ---------------------------------
        Duly authorised


Dated:

                                   SCHEDULE 6
                            FORM OF DEED OF ACCESSION

THIS DEED is made this [  ] day of [     ] 200[  ] by [            ] (the "NEW
PARTY") in favour of the other parties to the Credit Agreement (as defined below).

RECITALS:

(A) This Deed is supplemental to a credit agreement (the "CREDIT AGREEMENT") dated [ ] September 2001 made between (1) Aon Corporation as guarantor,
     (2) certain subsidiaries of Aon Corporation, (3) certain banks, (4) Citibank International plc as agent and (5) Salomon Brothers International Limited as arranger.

(B)  The New Party wishes to accede to the Credit Agreement as a Borrower.

(C) It is a term of the Credit Agreement that, in order to accede as a Borrower, the New Party must enter into this Deed.

NOW THIS DEED WITNESSES AS FOLLOWS:

1 Terms defined and references construed in the Credit Agreement shall have the same meanings and construction in this Deed.

2    The New Party:

     (a) agrees to be bound by all the terms and conditions of the Credit Agreement insofar as they relate to a Borrower as if the New Party was a party to the Credit Agreement in such capacity; and

     (b) represents and warrants to the Agent, the Arranger and the Lenders in the terms of Clause 12.1.1 (STATUS) to 12.1.7 (LITIGATION) but such representations and warranties shall be given so as to apply, MUTATIS MUTANDIS, to the New Party only.

3 The New Party confirms that it has delivered to the Agent the documents specified in the Schedule to this Deed.

4 The New Party agrees that it shall accede to the Credit Agreement immediately upon the Agent countersigning this Deed.

IN WITNESS whereof the New Party has caused this Deed to be executed on the day set out above.

THE COMMON SEAL of
[               ]
was hereunto affixed in
the presence of:


Director

Director/Secretary


We agree, on behalf of all the parties to the Credit Agreement, that the New Party shall, from the date of our signature, accede to the Credit Agreement as if it were a Borrower named therein and a party to the Credit Agreement.


SIGNED


----------------------
for and on behalf of
[               ]
as Agent

Date: [          ]


                                    SCHEDULE

1 A Certified Copy of our memorandum and articles of association or equivalent constitutional documents.

2 Certified Copy of the resolution of our Board of Directors approving the transactions contemplated by this Deed and authorising the execution of this Deed and any other documents contemplated by the Credit Agreement.

3 Certified Copies of all other resolutions, authorisations, approvals, consents and licences, corporate, official or otherwise, necessary or desirable, to enable us to give effect to the transactions contemplated by this Deed and for the validity and enforceability of this Deed.

4 A legal opinion from Messrs. [LEGAL COUNSEL IN JURISDICTION OF INCORPORATION OF NEW PARTY]

                                   SCHEDULE 7

                               FORM OF TEG LETTER

To:       Aon France S.A.

From:     Citibank International plc as Agent

Dated:    [    ]2001


Dear Sirs

[NAME OF THE BORROWER INCORPORATED IN FRANCE] - MULTICURRENCY REVOLVING LOAN FACILITY OF EURO 250,000,000 AND 364 DAYS FACILITY OF EURO 250,000,000 DATED [-] SEPTEMBER 2001 (THE "CREDIT AGREEMENT")

We refer to the Credit Agreement.

Terms defined in the Credit Agreement shall bear the same meaning in this letter unless otherwise defined in this letter. References to Clauses in this letter are references to Clauses in the Credit Agreement.

We confirm that:

1 this is the letter referred to in Clause 7.7(TAUX EFFECTIF GLOBAL) of the Credit Agreement;

2 you acknowledge that, due to the fact that interest payable under the Credit Agreement is to be calculated on a floating rate basis by references to LIBOR or EURIBOR for Interest Periods selected by a Borrower, it is not possible to compute the effective global rate ("TAUX EFFECTIF GLOBAL") for the lifetime of the Facilities; and

3 in order to comply with the provisions of Articles L313-1 and L313-2 of the French "CODE DE LA CONSOMMATION", and only as an indication based on the assumptions described below, an example of calculation of the effective global rate can be given as follows:

     (i) for an Interest Period of three months and at EURO EURIBOR rate of [ ]% per annum, a rate for the Facilities (TAUX DE PERIODE) of [ ]%;

     (ii) for an Interest Period of six months and at L LIBOR rate of [ ]% per annum, a rate for the Facilities (TAUX DE PERIODE) of [ ]%

     The above rates are given on an indicative basis and on the basis (a) that drawdown for the full amount of the Facilities will be made on - , (b) that the EURIBOR/LIBOR rate, expressed as an annual rate, is as fixed on [DATE],
     (c) that repayments occur at contractual maturity and not earlier, (d) that no extension option pursuant to clause 8.6 has been exercised, (e) that the Debt Rating Level (as defined in Clause 7.2 (MARGIN)) of the Guarantor is Level 3, and (f) of the various fees payable by you under the terms of the Credit Agreement. Such rates shall not be binding on the Arranger, the Agent or a Lender.

We should be grateful if you would confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

This letter is designated a Financing Document.

Yours faithfully.


--------------------------------------
Citibank International plc as Agent

We agree to the above.

--------------------------------------
[AON France S.A.]

THE GUARANTOR

SIGNED by          DIANE AIGOTTI


for and on behalf of
AON CORPORATION


THE BORROWERS

SIGNED by          JOHN LAWRENCE HILL


for and on behalf of
AON FINANCE LIMITED


SIGNED by          VINCENT REDIER


for and on behalf of
AON FRANCE S.A.


SIGNED by          M.J. BAL


for and on behalf of
AON GROEP NEDERLAND B.V.


SIGNED by          L.J. LANGENBERG


for and on behalf of
AON HOLDINGS B.V.


SIGNED by          HOLGER GASEROW        AXEL HEITKAMP


for and on behalf of
AON JAUCH & HUBENER HOLDINGS GmbH

THE AGENT

SIGNED by          DAVID ZELL


for and on behalf of
CITIBANK INTERNATIONAL plc


THE ARRANGER

SIGNED by          DAVID ZELL


for and on behalf of
SALOMON BROTHERS INTERNATIONAL LIMITED


THE LENDERS

SIGNED by          DAVID ZELL


for and on behalf of
CITIBANK NA

SIGNED by          ANDREW MCMILLAN


for and on behalf of
THE ROYAL BANK OF SCOTLAND PLC


SIGNED by          DOUGLAS URQUHART
                   STEVEN WAHNON

for and on behalf of
BANCO SANTANDER CENTRAL HISPANO S.A.


SIGNED by          DAVID ZELL


for and on behalf of
BANK OF NEW YORK

SIGNED by          PAUL JOHNSON


for and on behalf of
BARCLAYS BANK PLC


SIGNED by          DAVID ZELL


for and on behalf of
COMMERZBANK AKTIENGESELLSCHAFT,
LONDON BRANCH


SIGNED by          DAVID ZELL


for and on behalf of
ING BANK


SIGNED by          JAMES HARVEY SMITH


for and on behalf of
LLOYDS TSB BANK PLC


SIGNED by          DAVID ZELL


for and on behalf of
THE HONGKONG AND SHANGHAI BANKING
CORPORATION LIMITED


SIGNED by          VINCENT WRIGHT
                   HUGH J. FAGAN

for and on behalf of
BANCA DI ROMA S.P.A.

SIGNED by          DAVID ZELL


for and on behalf of
BANK BRUSSELS LAMBERT


SIGNED by          DAVID ZELL


for and on behalf of
BANK ONE, NA


SIGNED by          DAVID ZELL


for and on behalf of
NATEXIS BANQUES POPULAIRES


SIGNED by          DAVID ZELL


for and on behalf of
RBC FINANCE B.V.


SIGNED by          LAURENCE SHERLOCK
                   STEVE WEBB

for and on behalf of
STANDARD CHARTERED BANK


SIGNED by          DAVID ZELL


for and on behalf of
KBC BANK NEDERLAND N.V.